UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.               )

Filed by the Registrant

Filed by a Party other than the Registrant

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Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to § 240.14a-12

NORTHSTAR REALTY FINANCE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of NorthStar Realty Finance Corp.:

It is my pleasure to invite you to NorthStar Realty Finance Corp.'s 2005 Annual Meeting of Stockholders.

The annual meeting of stockholders of NorthStar Realty Finance Corp., a Maryland corporation (the "Company"), will be held at the New York Palace Hotel at 455 Madison Avenue, 5th Floor—Winslow Room, New York, New York on June 23, 2005, beginning at 10:00 a.m., local time.

This booklet includes a proxy statement, proxy card, self-addressed envelope, the Company's Annual Report to Stockholders for the year ended December 31, 2004 and the press release, dated May 12, 2005, announcing the Company's results for the quarter ended March 31, 2005.

It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. Whether or not you plan to attend the annual meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

We look forward to seeing you at the annual meeting.

Sincerely,

DAVID T. HAMAMOTO President and Chief Executive Officer

May 25, 2005

New York, New York

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 23, 2005

To the Stockholders of NorthStar Realty Finance Corp.:

The annual meeting of stockholders of NorthStar Realty Finance Corp., a Maryland corporation (the "Company"), will be held at the New York Palace Hotel at 455 Madison Avenue, 5th Floor—Winslow Room, New York, New York on June 23, 2005, beginning at 10:00 a.m., local time. The matters to be considered by stockholders at the annual meeting, which are described in detail in the accompanying proxy statement, are:

(1) a proposal to elect seven directors, each to serve until the 2006 annual meeting of stockholders and until his or her successor is duly elected and qualifies;

(2) a proposal to ratify the appointment of Grant Thornton LLP as the Company's independent auditors for fiscal year 2005; and

(3) any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This booklet includes a proxy statement, proxy card, self-addressed envelope, the Company's Annual Report to Stockholders for the year ended December 31, 2004 and the press release, dated May 12, 2005, announcing the Company's results for the quarter ended March 31, 2005.

Stockholders of record at the close of business on May 16, 2005 will be entitled to notice of and to vote at the annual meeting. Whether or not you plan to attend the annual meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

RICHARD J. MCCREADY General Counsel and Secretary

May 25, 2005

New York, New York

NorthStar Realty Finance Corp.

527 Madison Avenue, 16th Floor
New York, New York 10022
(212) 319-3400

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 23, 2005

i

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the board of directors of NorthStar Realty Finance Corp., a Maryland corporation, for use at the annual meeting of stockholders to be held on June 23, 2005, at 10:00a.m., local time, and any adjournments or postponements thereof. "We," "our," "us," "the Company" and "NorthStar" each refers to NorthStar Realty Finance Corp. We were incorporated in the State of Maryland in October 2003 in order to continue and expand the businesses conducted by NorthStar Capital Investment Corp., or NorthStar Capital. We conduct substantially all of our operations through our operating partnership, NorthStar Realty Finance Limited Partnership. References to our operating partnership refer to NorthStar Realty Finance Limited Partnership, and references to operating partnership units refer to partnership interests in NorthStar Realty Finance Limited Partnership.

The mailing address of our executive office is 527 Madison Avenue, 16th Floor, New York, New York 10022. This proxy statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of our common stock, par value $0.01 per share, on or about May 26, 2005. Our common stock is the only security entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report to Stockholders for the year ended December 31, 2004 and press release, dated May 12, 2005, announcing our results for the quarter ended March 31, 2005.

A proxy may confer discretionary authority to vote with respect to any matter presented at the annual meeting. As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

Matters to be Considered at the Annual Meeting

At the annual meeting, our stockholders will consider:

(1)   a proposal to elect seven directors, each to serve until the 2006 annual meeting of stockholders and until his or her successor is duly elected and qualifies;

(2)   a proposal to ratify the appointment of Grant Thornton LLP as the Company's independent auditors for fiscal year 2005; and

(3)   any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This proxy statement, form of proxy and voting instructions are being mailed starting on or about May 26, 2005.

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board of directors. The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock held of record on May 16, 2005 and will provide reimbursement for the cost of forwarding the material.

In addition, we have engaged The Altman Group to assist in soliciting proxies from brokers, banks and other nominee holders of our common stock at a cost of approximately $5,000, plus reasonable out-of-pocket expenses.

Stockholders Entitled To Vote

As of the close of business on May 16, 2005, there were 21,249,736 shares of our common stock and no shares of preferred stock outstanding and entitled to vote. Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on May 16, 2005 are entitled to vote at the annual meeting or any adjournment or postponement thereof.

Required Quorum/Vote

A quorum will be present if stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting are present, in person or by proxy. If you have returned a valid proxy or, if you hold your shares in your own name as holder of record and you attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the meeting or the stockholders entitled to vote at the annual meeting, present in person or by proxy, to a date not more than 120 days after the record date without notice other than announcement at the meeting.

Abstentions and broker non-votes will be counted in determining the presence of a quorum. "Broker non-votes" occur when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, banks, brokers and other nominees who hold shares in "street name" may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Banks, brokers and other nominees that do not receive instructions are entitled to vote on the election of directors and the ratification of the independent auditors.

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the votes cast in the election of directors at the annual meeting by holders of our common stock. The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the board of directors' nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any one of them. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors. A vote "withheld" from a director nominee will have no effect on the outcome of the vote because a plurality of the votes cast at the annual meeting is required for the election of each director.

Ratification of the selection of Grant Thornton LLP as our independent auditors for fiscal year 2005, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our common stock. If this selection is not ratified by holders of our common stock, the Audit Committee and board may reconsider its appointment and endorsement, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of NorthStar.

If the enclosed proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares of our common stock represented by the proxy will be voted as follows:

(1)   FOR the election of each of the seven nominees to our board of directors;

(2)   FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for fiscal year 2005; and

(3)   in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any other matter to be raised at the annual meeting.

Voting

If you hold your shares of our common stock in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our common stock in person at the annual meeting.

If your shares of our common stock are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting.

Right to Revoke Proxy

If you hold shares of our common stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the annual meeting, to: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: Secretary;

•	sign and mail a new, later dated proxy card to our Secretary at the address specified above; or

•	attend the annual meeting and vote your shares in person.

If shares of our common stock are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions.

Copies of Annual Report to Stockholders

A copy of our Annual Report to Stockholders for the year ended December 31, 2004 will be mailed to stockholders entitled to vote at the annual meeting with these proxy materials and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: Secretary.

Annual Report

NorthStar makes available free of charge through its website at www.nrfc.com under the heading "Investor Relations" its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, NorthStar will provide, without charge to each stockholder upon written request, a copy of NorthStar's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports. Requests for copies should be addressed to: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: Secretary. Copies may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Neither the Company's Annual Report on Form 10-K for the year ended December 31, 2004, nor the Company's 2004 Annual Report to Stockholders, is part of the proxy solicitation materials.

Householding Information

We have adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same last name and address and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report to Stockholders for 2004, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy statements this year, as well as proxy cards. Also, householding will not in any way affect dividend check mailings.

If you participate in householding and wish to receive a separate copy of our Annual Report to Stockholders for 2004, please request a copy in writing from NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn: Secretary, and a copy will be provided to you promptly.

If you do not wish to continue participating in householding and prefer to receive separate copies of future annual reports to stockholders and other shareholder communications, notify the Secretary in writing at the following address: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report to Stockholders for 2004, and you wish to receive only a single copy for your household, please contact the Secretary as indicated above.

Voting Results

American Stock Transfer & Trust Company, our independent tabulating agent, will have a representative present at the annual meeting and count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2005, which we plan to file with the SEC in August 2005.

Confidentiality of Voting

We will keep all proxies, ballots and voting tabulations confidential. We will permit only our Inspector of Election, American Stock Transfer & Trust Company, to examine these documents.

Recommendations of the Board of Directors.

The board of directors recommends a vote:

(1)   FOR the election of each of the nominees to our board of directors; and

(2)   FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for fiscal year 2005.

BOARD OF DIRECTORS

General

Our board of directors presently consists of seven members. At this year's annual meeting, the term of all seven directors will expire.

At the annual meeting, stockholders will vote on the election of Messrs. William V. Adamski, Preston Butcher, David T. Hamamoto, Wesley D. Minami, W. Edward Scheetz and Frank V. Sica and Ms. Judith A. Hannaway for a one-year term ending at the 2006 annual meeting of stockholders and until their successors are duly elected and qualify.

The following table sets forth information concerning our directors, including those who are nominees for reelection, as of the date of this proxy statement.

Current Directors Who are Nominees for Reelection

Name	Age	New Term to Expire at Annual Meeting in
William V. Adamski	48	2006
Preston Butcher	66	2006
David T. Hamamoto	45	2006
Judith A. Hannaway	53	2006
Wesley D. Minami	48	2006
W. Edward Scheetz	40	2006
Frank V. Sica	54	2006

Set forth below is biographical information regarding each of our directors.

William V. Adamski.    Mr. Adamski has been one of our directors since September 2004. Since March 2005, he has been a managing member of NY Credit Advisors. From April 2000 to February 2005, he was the president of BRK Management, LLC, specializing in real estate debt and equities investments. From December 1995 to March 2000, Mr. Adamski was a Managing Director at Credit Suisse First Boston where he led the real estate finance effort. Under Mr. Andrew Stone, Mr. Adamski was responsible for the origination and structuring of all real estate products. From 1990 to 1995, Mr. Adamski was senior vice president at Lazard Freres & Co., responsible for corporate and other real estate transactions. Mr. Adamski currently sits on the Cornell Real Estate Advisory Board that invests the university endowment in real estate. He is also the chairman of the Board of Governors of Mercy Medical Center. Mr. Adamski has a degree in Mathematics from Cornell University and an M.B.A. in Finance from the New York University Leonard N. Stern School of Business.

Preston Butcher.    Mr. Butcher has been one of our directors since September 2004. Since 1998, he has been Chairman and Chief Executive Officer of Legacy Partners (formerly known as Lincoln Property Company N.C., Inc.), a real estate and development and management firm, in Foster City, California. Legacy Partners develops and manages income property in the western United States. From 1967 to 1998, Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. Mr. Butcher co-founded, formerly served as Chairman of the Board of Directors, and presently serves on the Executive Committee of the National Multi Housing Council, a national trade association whose members are the major apartment owners and managers throughout the United States. He also co-founded and currently serves as a Director of the California Housing Council. He is a director of the Charles Schwab Corp., a securities brokerage and related financial services firm. He received his B.S. in Electrical Engineering from the University of Texas at Austin.

David T. Hamamoto.    Mr. Hamamoto has been one of our directors and our president and chief executive officer since October 2003. Mr. Hamamoto co-founded NorthStar Capital with W. Edward Scheetz in July 1997, having co-founded and previously been a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. In 1988, Mr. Hamamoto initiated the effort to build a real estate principal investment business at Goldman, Sachs & Co. under the auspices of the Whitehall Funds. Mr. Hamamoto currently serves as co-chairman of the board of directors and a co-chief executive officer of NorthStar Capital. Mr. Hamamoto also serves as the President of the Board of Trustees of The Brearley School in New York City. Mr. Hamamoto received a B.S. from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Judith A. Hannaway.    Ms. Hannaway has been one of our directors since September 2004. Ms. Hannaway was most recently employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed end funds, off shore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. She joined Kidder Peabody in 1980 as a Real-Estate Product Manager. Ms. Hannaway received her B.A. from Newton College of the Sacred Heart and an M.B.A. from Simmons College Graduate Program in Management.

Wesley D. Minami.    Mr. Minami has been one of our directors since September 2004. Since 2003, he has been President of Billy Casper Golf Management, Inc. From 2001 to 2002, he served as President of Charles E. Smith Residential Realty, Inc., a REIT that was listed on the New York Stock Exchange. In this capacity, Mr. Minami was responsible for the development, construction, acquisition and property management of over 22,000 high-rise apartments in five major U.S. markets. He resigned from this position after completing the transition and integration of Charles E. Smith Residential Realty, Inc. from an independent public company to a division of Archstone-Smith, an apartment company listed on the New York Stock Exchange. From 1997 to 2001, Mr. Minami worked as Chief Financial Officer and then Chief Operating Officer of Charles E. Smith Residential Realty, Inc. Prior to 1997, Mr. Minami served in various financial service capacities for numerous entities, including Ascent Entertainment Group, Comsat Corporation, Oxford Realty Services Corporation and Satellite Business Systems. Mr. Minami has served as a director of Ashford Hospitality Trust since completion of its initial public offering in August 2003. Mr. Minami earned his M.B.A. in Finance from the University of Chicago in 1980 and his B.A. degree in Economics, with honors, from Grinnell College in 1978.

W. Edward Scheetz.    Mr. Scheetz has been the chairman of our board of directors since April 2004. In July 1997, Mr. Scheetz co-founded NorthStar Capital and became one of its co-chief executive officers. Mr. Scheetz serves on the investment committee of NS Advisors LLC. Mr. Scheetz currently serves as a co-chairman of the board of directors and co-chief executive officer of NorthStar Capital. Prior to founding NorthStar Capital, Mr. Scheetz was a partner from 1993 to 1997 at Apollo Real Estate Advisors where he was responsible for the investment activities of Apollo Real Estate Investment Fund I and II. From 1989 to 1993, Mr. Scheetz was a principal with Trammell Crow Ventures where he was responsible for that firm's opportunistic real estate investment activities. Mr. Scheetz received an A.B. in economics from Princeton University.

Frank V. Sica.    Mr. Sica has been one of our directors since September 2004. He is currently a Senior Advisor for Soros Fund Management, LLC. From 2000 to 2003, Mr. Sica was Managing Partner of Soros Private Funds Management LLC, the management company for the Private Equity and Real Estate activities of Soros Fund Management, LLC. From 1998 to 2000, Mr. Sica was Managing Director of Soros Fund Management LLC responsible for Private Equity and Real Estate investment activities. He is a Director of CSG Systems, Inc., Emmis Communications, JetBlue Airways and Kohl's Corporation. From 1988 to 1998, Mr. Sica was in the Merchant Banking Group of Morgan Stanley Dean Witter & Co. From 1981 to 1988, Mr. Sica was a Managing Director in the Mergers and Acquisitions Group at Morgan Stanley Dean Witter & Co. Mr. Sica is also a Trustee of the Village of Bronxville, a Trustee of Wesleyan University, a member of the Board of Overseers for the Amos Tuck School of Business at Dartmouth College and board member of the Cancer Research Institute.

Corporate Governance Profile

We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to enhance our effectiveness. The guidelines govern, among other things, board member qualifications, responsibilities, education and management succession. A copy of the corporate governance guidelines may be found at our corporate website at www.nrfc.com under the heading "Investor Relations — Governance Documents."

The board of directors met on five occasions and acted by written consent on three occasions during 2004.

Code of Ethics for Senior Financial Officers

We have adopted a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The code is available on our website at www.nrfc.com under the heading "Investor Relations — Governance Documents." Amendments to, and waivers from, the senior financial officer code of ethics will be disclosed at our website at www.nrfc.com under the heading "Investor Relations — Governance Documents."

Code of Business Conduct and Ethics

We have adopted a code of corporate ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business. The code is available on our website at www.nrfc.com under the heading "Investor Relations — Governance Documents."

Director Independence

Of our seven directors, five have been determined by our board of directors to be independent for purposes of the New York Stock Exchange listing standards. In determining director independence, the board of directors reviewed, among other things, whether any transactions or relationships exist currently or, since our incorporation existed, between each director and the Company and its subsidiaries, affiliates and equity investors or independent auditors. In particular, the board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director's immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review was to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the New York Stock Exchange for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent.

The board also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates.

As a result of its review, the board affirmatively determined at a meeting held on May 19, 2005, that Messrs. Adamski, Butcher, Minami and Sica and Ms. Hannaway were independent under the New York Stock Exchange listing standards.

Director Compensation

Chairman of the Board

The chairman of our board of directors is paid an annual fee of $35,000. Our Compensation Committee granted Mr. Scheetz 11,111 shares of restricted stock upon the closing of our initial public offering on October 29, 2004 pursuant to our stock incentive plan. Pursuant to our stock incentive plan, we will automatically grant shares of common stock having a value of approximately $35,000 to the chairman each year. This annual automatic grant will be made on the first business day following each annual meeting of our stockholders and the actual number of shares of common stock that we will grant will be determined by dividing the fixed value of the annual grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date.

In consideration of his future services to us as the chairman of our board of directors, our Compensation Committee has indirectly granted Mr. Scheetz 225,916 LTIP units. In connection with the closing of our initial public offering in October 29, 2004 and the exercise of the underwriters' overallotment option on November 19, 2004, our Compensation Committee granted an aggregate of 751,444 LTIP units directly to NRF Employee, LLC (the "Employee LLC LTIP Units") pursuant to our stock incentive plan. One-twelfth of the Employee LLC LTIP Units vest as of the end of each of the 12 quarters during the three-year vesting period beginning on October 29, 2004. Mr. Scheetz has a membership interest in NRF Employee, LLC which entitles him to beneficial ownership of 225,916 of the Employee LLC LTIP units. One-twelfth of Mr. Scheetz's membership interests in NRF Employee, LLC vest as of the end of each of the 12 quarters during the three-year vesting period beginning October 29, 2004. Once a portion of such membership interests is vested, Mr. Scheetz may redeem the vested portion for an equivalent number of LTIP units. The fair market value of such LTIP units as of the date of grant and at December 31, 2004 was $1,986,684 and $2,586,738, respectively. See the table on executive compensation for the Post-IPO period for a further description of this equity compensation award to Mr. Scheetz.

See "— Long-Term Incentive Bonus Program" below for a description of the award that may be granted to Mr. Scheetz under the long term incentive bonus program if the performance hurdles established by the Compensation Committee are met during certain performance periods.

Other Non-Employee Directors

Each of our non-employee directors is paid an annual director's fee of $25,000. The non-employee director who serves as our Audit Committee chairperson is paid an additional fee of $10,000 per year. Each of the non-employee directors who serve as the chairpersons of our Compensation Committee and our Nominating and Corporate Governance Committee is paid an additional fee of $5,000 per year. Each non-employee director is also paid $1,500 per board meeting attended and $1,000 per board committee meeting attended. Directors who are our officers or employees do not receive compensation as directors. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

Pursuant to our stock incentive plan, we automatically grant to each of our non-employee directors shares of restricted common stock. We granted 5,555 shares of restricted common stock to each Messrs. Adamski, Butcher, Minami and Sica and Ms. Hannaway, each of whom are non-employee directors, in connection with the closing of our initial public offering on October 29, 2004 pursuant to our stock incentive plan. We will automatically grant to any person who becomes a non-employee director shares of restricted common stock having a value of approximately $50,000 on the date such non-employee director attends his or her first meeting of our board of directors. The actual number of shares of restricted common stock that have been granted and will automatically grant will be determined: (1) for those grants that occurred upon the consummation of our initial public offering on October 29, 2004, by dividing the fixed value of the grant by the price per share in our initial public offering; and (2) for those grants that occur after our initial public offering, by dividing the fixed value of the grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date. Restrictions on each of the initial grants of restricted common stock will lapse as to one-third of the total amount granted on each of the first three anniversaries of the date of the grant.

Pursuant to our stock incentive plan, we will automatically grant shares of common stock having a value of approximately $25,000 to each of our non-employee directors, including a non-employee chairman, each year. These annual automatic grants will be made on the first business day following each annual meeting of our stockholders and the actual number of shares of common stock that we will grant will be determined by dividing the fixed value of the annual grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date.

Board Committees

Our board of directors has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted charters for each of these committees. Each of these committees has three directors and is composed exclusively of independent directors, as defined by the listing standards of the New York Stock Exchange. Moreover, the Compensation Committee is composed exclusively of individuals referred to as "non-employee directors" in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and "outside directors" in section 162(m) of the Internal Revenue Code.

During 2004, the Board of Directors' committees held the following number of meetings: Audit Committee — four meetings; Compensation Committee — two meetings; and Nominating and Corporate Governance Committee — no meetings. In 2004, each director then serving attended at least 75% of the meetings of the Board of Directors and each committee of the Board of Directors on which such director served.

Audit Committee

Our board of directors has established an Audit Committee, which consists of Messrs. Adamski and Minami and Ms. Hannaway, each of whom is an independent director. Mr. Minami chairs our Audit Committee and serves as our Audit Committee financial expert, as that term is defined by the Securities and Exchange Commission. The Audit Committee is responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

A copy of the Audit Committee charter is attached hereto as Appendix A and is available on our website, www.nrfc.com, under the heading "Investor Relations — Governance Documents."

Compensation Committee

Our board of directors has established a Compensation Committee, which consists of Messrs. Adamski and Sica and Ms. Hannaway, each of whom is an independent director. Mr. Adamski chairs our Compensation Committee. The Compensation Committee is responsible for recommending compensation for our executive officers, administering our stock incentive plan, producing an annual report on executive compensation for inclusion in our annual meeting proxy statement and publishing an annual committee report for our stockholders.

A copy of the Compensation Committee charter is available on our website, www.nrfc.com, under the heading "Investor Relations — Governance Documents."

Nominating and Corporate Governance Committee

Our board of directors has established a Nominating and Corporate Governance Committee, which consists of Messrs. Butcher and Minami and Ms. Hannaway, each of whom is an independent director. Ms. Hannaway chairs our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It also periodically prepares and submits to the board of directors for adoption the committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors' performance as a whole and of the individual directors and reports thereon to the board.

A copy of the Nominating and Corporate Governance Committee charter is available on our website, www.nrfc.com, under the heading "Investor Relations — Governance Documents."

Stockholder Communications with Directors

The board of directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the board by mail. To communicate with the board of directors, any individual directors or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent in care of General Counsel and Secretary at NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel and Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board or any group or committee of directors, the office of the General Counsel and Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Director Nomination Procedures

The Nominating and Corporate Governance Committee generally believes that, at a minimum, candidates for membership on the board of directors should have demonstrated an ability to make a meaningful contribution to the board of directors' oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee recommends director nominees to the board of directors based on, among other things, its evaluation of a candidate's experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities. In making its recommendations to the board of directors, the Nominating and Corporate Governance Committee also seeks to have the board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

In the future, the Nominating and Corporate Governance Committee intends to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above, especially business and civic leaders in the communities in which we operate. The Nominating and Corporate Governance Committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders.

The Nominating and Corporate Governance Committee anticipates that once a person has been identified by the committee as a potential candidate, the committee will collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. If the person expresses a willingness to be considered and to serve on the board of directors, the Nominating and Corporate Governance Committee will request information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering and conduct one or more interviews with the candidate. In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments.

In addition to stockholder proposals of director nominees submitted in accordance with our bylaws, as summarized below under "Stockholder Proposals and Director Nominations for 2006," the

Nominating and Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the Nominating and Corporate Governance Committee in care of the Secretary of NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022. Director recommendations submitted by stockholders should include the following:

•	the name, age, business address and residence address of the individual(s) recommended for nomination;

•	the class, series and number of any shares of our stock that are beneficially owned by the individual(s) recommended for nomination;

•	the date such shares of our stock were acquired by the individual(s) recommended for nomination and the investment intent of such acquisition; and

•	all other information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

The stockholder recommendation and information described above must be delivered to the Secretary not earlier than the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting of stockholders; provided, however, that if the date of mailing of the notice for the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the mailing of the notice for the preceding year's annual meeting, the stockholder recommendation and information described above must be delivered not earlier than the 120th day prior to the mailing of the notice for the upcoming annual meeting and not later than the close of business on the later of (1) the 90th day prior to the mailing of the notice for the upcoming annual meeting of stockholders or (2) the 10th day following the date on which public announcement of the mailing of the notice for the upcoming annual meeting is first made.

The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates to the board of directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Director Attendance at Annual Meeting

We do not currently maintain a policy requiring our directors to attend the annual meeting of stockholders; however, directors are invited and encouraged to attend.

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our board of directors and serve at the discretion of our board. Set forth below is information, as of the date of this proxy statement, regarding our current executive officers:

Name	Age	Position
David T. Hamamoto(*)	45	President, Chief Executive Officer and Director
Mark E. Chertok	48	Chief Financial Officer and Treasurer
Jean-Michel Wasterlain	47	Chief Investment Officer and Executive Vice President
Daniel R. Gilbert	35	Executive Vice President
Richard J. McCready	47	General Counsel and Secretary

(*)	Biographical information is provided above under "Board of Directors."

Set forth below is biographical information regarding each of our executive officers.

Mark E. Chertok.    Mr. Chertok has been our chief financial officer and treasurer since January 2004. From January 2004 until October 2004, Mr. Chertok also served as the chief financial officer of NorthStar Capital. From April 2003 until December 2003, Mr. Chertok was an independent consultant to NorthStar Capital, Emmes & Company LLC and an unaffiliated third party. From April 1998 until March 31, 2003, Mr. Chertok was the chief financial officer and a principal of Emmes and Company LLC, Emmes Asset Management Co. LLC and their affiliates. Previously, Mr. Chertok was a partner at Margolin, Winer & Evens LLP and was involved in all aspects of client service including accounting, tax and management advisory services, with a specialization in providing services to the real estate industry. Mr. Chertok started his career at Laventhol and Horwath in 1978. Mr. Chertok is a Certified Public Accountant in New York and is also a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Chertok graduated from New York University and holds a B.S. in Accounting.

Jean-Michel (Mitch) Wasterlain.    Mr. Wasterlain has been our chief investment officer and one of our executive vice presidents since our initial public offering in October 2004. Mr. Wasterlain has primary responsibility for our real estate securities business. From July 2002 until October 2004, Mr. Wasterlain served as a vice president of NorthStar Capital. He is also the president of NS Advisors LLC, where he is responsible for all real estate securities investments made by NS Advisors LLC. Mr. Wasterlain serves on the investment committee of NS Advisors LLC and manages the structuring and issuance of CDOs and other securitization vehicles. Prior to joining NorthStar Capital in 2002, Mr. Wasterlain co-founded in November 1996 and was a managing director of CGA Investment Management and was responsible for all of the firm's real estate business. Prior to joining CGA Investment Management, Mr. Wasterlain managed a real estate lending and securitization business at ING Barings and worked in real estate investment banking at Lehman Brothers. Mr. Wasterlain graduated from Stanford University and holds an M.B.A. from the Wharton School of the University of Pennsylvania.

Daniel R. Gilbert.    Mr. Gilbert has been one of our executive vice presidents since our initial public offering in October 2004. Mr. Gilbert has primary responsibility for our subordinate real estate debt business. From July 2004 until October 2004, Mr. Gilbert served as an executive vice president and managing director of mezzanine lending of NorthStar Capital, which included responsibility for the oversight of the NSF Venture. From 1994 to 2004, Mr. Gilbert held a number of positions with Merrill Lynch & Co., in its Global Principal Investments and Commercial Real Estate department. Most recently, Mr. Gilbert managed a group with global responsibility for Merrill Lynch's relationships with its top tier real estate investor clients and engaging in strategic principal investments in real estate opportunity funds. For the prior six years, he was responsible for originating principal investments in mortgage loans, subordinated notes, mezzanine loans, preferred equity, distressed debt and related commercial mortgage-backed securities, or CMBS. Mr. Gilbert's early work at Merrill Lynch focused on CMBS transactions and the acquisition of distressed mortgage loan portfolios. In 1996, Mr. Gilbert left Merrill Lynch for a brief time to work for a management consulting firm, where he advised senior management and directors on shareholder value creation. Prior to 1994, he held accounting and legal-related roles at Prudential Securities Incorporated. Mr. Gilbert graduated from Union College with degrees in Political Science and Anthropology.

Richard J. McCready.    Mr. McCready has been our general counsel and secretary since October 2004. Since 1998, Mr. McCready has served as the chief operating officer and secretary of NorthStar Capital and is a member of NorthStar Capital's board of directors. Prior to joining NorthStar Capital, Mr. McCready had been the president, chief operating officer and a director of First Winthrop Corporation, a manager of commercial properties. Prior to joining First Winthrop in 1990, he was in the Corporate and Real Estate Finance group at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mr. McCready graduated from the University of New Hampshire and holds a Juris Doctorate from Boston College Law School.

Other Key Professionals

Biographical information for our other key professionals is set forth below.

Andrew L. Solomon.    Mr. Solomon has been one of our vice presidents since our initial public offering in October 2004. From July 2004 to October 2004, Mr. Solomon was a vice president of NS Advisors LLC where he was primarily responsible for the day-to-day management and structuring of CDOs. From March 2003 to July 2004, Mr. Solomon had been an associate at NS Advisors LLC. From June 2001 to March 2003, Mr. Solomon was an associate in the Real Estate Investment Banking Group at CIBC World Markets. From 1995 to 1999, he held various positions with Arthur Andersen LLP., where he was promoted to Audit Manager in 1999. Mr. Solomon is a Certified Public Accountant. He graduated from Washington University in St. Louis and received an M.B.A. from the University of Chicago.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership of such securities on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no filings on such forms were required for those persons, the Company believes that all such filings required to made during and with respect to the fiscal year ended December 31, 2004 by Section 16(a) were timely made.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Shared Facilities and Services Agreement

We have entered into an agreement with NorthStar Capital pursuant to which NorthStar Capital will agree to provide us, directly or through its subsidiaries, with the following facilities and services:

•	fully-furnished office space for our employees at NorthStar Capital's corporate headquarters;

•	use of common facilities and office equipment, supplies and storage space at NorthStar Capital's corporate headquarters;

•	accounting support and treasury functions;

•	tax planning and REIT compliance advisory services; and

•	other administrative services.

For the initial one-year term of the agreement, NorthStar Capital agreed to provide these facilities and services to us for a fee of approximately $1.57 million, payable in monthly installments, plus additional charges for out-of-pocket expenses and taxes. This fee is subject to reduction by the amount that we pay certain full-time employees of NorthStar Capital who became our co-employees upon consummation of our initial public offering, including Mr. McCready, our general counsel and secretary.

After the initial one-year term of the agreement, we may elect to discontinue receiving any of the facilities or services set forth above upon 90 days written notice by us to NorthStar Capital. NorthStar Capital may discontinue providing a particular service to us upon 90 days written notice to us stating that NorthStar Capital intends to discontinue permanently the provision of that service to its own internal organizations. NorthStar Capital. may also discontinue providing office facilities to us upon 180 days written notice to us. In any of these cases, a reduction corresponding to the portion of the fee discussed above that relates to the discontinued facility or service will be made.

The agreement is renewable for additional one-year periods upon the mutual agreement of NorthStar and us, together with a vote of the majority of our independent directors.

Total fees and expenses incurred under the shared facilities and services agreement were $0.23 million for the Post-IPO Period.

Employee Executive Compensation

The table on the following page sets forth the compensation that we paid to our chief executive officer and our four other most highly compensated officers (collectively, the "Named Executive Officers") for the period from October 29, 2004, the date of the closing of our initial public offering and the commencement of our operations, to December 31, 2004 (the "Post-IPO Period"). We did not pay any of our Named Executive Officers or other employees prior to October 29, 2004. Therefore, the amounts included in the "Salary" column for each Named Executive Officer represent one-sixth of the amount of the base salary pursuant to the respective executive employment agreements of each of the Named Executive Officers.

	Annual Compensation					Long-Term Compensation Awards(1)
Name and Principal Position	Salary ($)		Bonus ($)		Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)		Securities Underlying Options/ SARS (#)	All Other Compen- sation ($)
David T. Hamamoto, President and Chief Executive Officer	66,667		0	(2)		1,986,684	(3)
Mark E. Chertok, Chief Financial Officer and Treasurer	41,667		125,000	(4)		494,604	(3)
Jean-Michel Wasterlain, Chief Investment Officer and Executive Vice President	41,667		125,000	(5)		459,657	(3)
Daniel R. Gilbert, Executive Vice President	41,667		83,333	(6)		781,435	(3)
Richard J. McCready, General Counsel and Secretary	10,000	(7)	0	(7)		494,604	(3)

(1)	See "— Long-Term Incentive Bonus Program" below for a description of the awards that may be granted to our Named Executive Officers under the long-term incentive bonus program if the performance hurdles are met during the performance periods, each established by the Compensation Committee of our board of directors.

(2)	The Compensation Committee of our board of directors authorized the grant to Mr. Hamamoto of a cash bonus of $116,667 for service as our chief executive officer and president for the Post-IPO Period. However, Mr. Hamamoto waived receipt of this bonus and requested that the $116,667 be granted as a bonus to certain of our non-executive employees and certain employees of NorthStar Capital who provide services to us through the shared facilities and services agreement. The Compensation Committee delegated to Mr. Hamamoto the authority to designate such employees and divide this amount amongst them.

(3)	The amounts listed under the "Restricted Stock Awards" column for each Named Executive Officer represent the fair market value as of the date of grant of the LTIP units indirectly granted to each Named Executive Officer. LTIP units are common units of limited partnership interest in NorthStar Realty Finance Limited Partnership, our operating partnership which are structured as profits interests. Upon the occurrence of specified events, an LTIP unit may over time achieve full parity with such common units for all purposes. If such parity is reached, vested LTIP units may be converted into an equal number of common units of limited partnership interest in our operating partnership. Holders of common units of limited partnership interest in our operating partnership may elect to redeem such common units for cash or, at our election, an equivalent number of shares of our common stock, at any time beginning on October 29, 2005. Until and unless such parity is reached, the value that a holder of an LTIP unit will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock. Distributions are payable on LTIP units to the same extent and on the same date that distributions are paid on common units of partnership interest in our operating partnership. In accordance with Item 402 of Regulation S-K, the fair market value of the LTIP units indirectly granted to our Named Executive Officers has been computed with reference to the closing price of our common stock on the date of grant of such LTIP units.

In connection with the closing of our initial public offering in October 29, 2004 and the exercise of the underwriters' over allotment option on November 19, 2004, our Compensation Committee granted an aggregate of 751,444 LTIP units directly to NRF Employee, LLC (the "Employee LLC

LTIP Units") pursuant to our stock incentive plan. One-twelfth of the Employee LLC LTIP Units vest as of the end of each of the 12 quarters during the three-year vesting period beginning on October 29, 2004. Each of the Named Executive Officers has a membership interest in NRF Employee, LLC (the "Employee LLC Interest") which entitles each of them to beneficial ownership of the amount of the Employee LLC LTIP units set forth opposite their names: Mr. Hamamoto—225,916; Mr. Chertok—56,244; Mr. Wasterlain—52,270; Mr. Gilbert—88,861; and Mr. McCready—56,244. One-twelfth of the Employee LLC Interests vest as of the end of each of the 12 quarters during the three-year vesting period beginning October 29, 2004. Once a portion of such Employee LLC Interest is vested, each of the Named Executive Officers may redeem the vested portion for an equivalent number of LTIP units. Upon the receipt of distributions from our operating partnership, NRF Employee, LLC will distribute such distributions to its members on a pro rata basis. The following table lists the number of Employee LLC LTIP units that each Named Executive Officers has beneficial ownership of through their respective Employee LLC Interests and the date of the grant of such LTIP Units.

Named Executive Officer	Number of LTIP Units Granted
	On October 29, 2004	On November 19, 2004
Mr. Hamamoto	216,100	9,816
Mr. Chertok	53,800	2,444
Mr. Wasterlain	50,000	2,270
Mr. Gilbert	85,000	3,861
Mr. McCready	53,800	2,444

The fair market value at December 31, 2004 of the unvested LTIP units beneficially owned by each of the Named Executive Officers, which constitutes all of the LTIP Units beneficially owned by such persons, is set forth opposite their names: Mr. Hamamoto—$2,586,738; Mr. Chertok— $643,994; Mr. Wasterlain—$598,492; Mr. Gilbert—$1,017,458; and Mr. McCready—$643,994.

(4)	Consists of (a) a $100,000 cash bonus paid to Mr. Chertok in November 2004 in connection with the closing of our initial public offering in October 2004 pursuant to his executive employment agreement and (h) a $25,000 cash bonus which represents one-sixth of the initial target bonus amount in Mr. Chertok's executive employment agreement and was awarded for services rendered to us during the Post-IPO Period.

(5)	Represents one-half of the initial target bonus amount in Mr. Wasterlain's executive employment agreement and was awarded for services rendered (a) to NS Advisors LLC from July 1, 2004 to the closing our initial public offering on October 29, 2004 and (b) to us for the Post-IPO Period. NS Advisors LLC accrued five-sixths of this amount as of the contribution of 100% of the membership interests of NS Advisors LLC to NorthStar Realty Finance Limited Partnership, our operating partnership on October 29, 2004.

(6)	Represents one-third of the initial target bonus amount in Mr. Gilbert's executive employment agreement and was awarded for services rendered to us for the Post-IPO Period.

(7)	Pursuant to our shared facilities and services agreement with NorthStar Capital as described under "Certain Relationships and Related Transactions Shared Facilities and Services Agreement", the annual facilities and services fee payable to NorthStar Capital thereunder is reduced by the amount of any base salary that we pay directly to any co-employees of NorthStar Capital and us, including Mr. McCready. Mr. McCready also receives a salary directly from NorthStar Capital.

Long-Term Incentive Bonus Program

The NorthStar Realty Finance Corp. 2004 Long-Term Incentive Bonus Plan, or the long-term incentive bonus program, was approved by our board of directors and our sole stockholder prior to the consummation of our initial public offering. Our board of directors has adopted this program in order to retain and incentivize our officers, certain of our key employees, co-employees of us and NorthStar Capital and certain employees of NorthStar Capital who provide services to us pursuant to the shared facilities and services agreement with NorthStar Capital, whom we refer to as the eligible participants. An aggregate of 698,142 shares of our common stock have been reserved and authorized for issuance under the long-term incentive bonus program, subject to equitable adjustment upon the occurrence of certain corporate events. Awards under the long-term incentive bonus program may be granted in cash, shares of our common stock, LTIP units or other share-based form.

Our board of directors has delegated to the Compensation Committee the authority to administer the long-term incentive bonus program. Pursuant to this delegated authority, the Compensation Committee has:

•	established performance periods and return hurdles that we must meet during such performance periods in order for awards to he granted to eligible participants under the long-term incentive bonus program, and

•	selected eligible participants and reserved amounts under the long-term incentive bonus program that such selected eligible participants would be entitled to receive if the established return hurdles are met during the established performance periods.

Our Compensation Committee has established the following performance periods:

•	one-year period beginning October 1, 2005;

•	one-year period beginning October 1, 2006; and

•	two-year period beginning October 1, 2005.

Our Compensation Committee has established the return hurdle for these performance periods as an annual return on paid in capital (as described below) equal to or greater than 12.5%.

The long-term incentive bonus program defines return on paid in capital as: (1) our "funds from operations," or FFO (using the definition established by the National Association of Real Estate Investment Trusts, or "NAREIT"), adjusted to exclude any non-cash items, on a fully diluted per share basis, calculated in a manner consistent with our calculation of diluted earnings or loss per share, divided by (2) the average daily paid in capital per share (as described below) during the applicable performance period.

The long-term incentive bonus program defines paid in capital per share with respect to any date as: (1) the sum of (a) the number of shares of common stock on a fully diluted basis plus the number of units of partnership interest in our operating partnership, or operating partnership units, outstanding immediately after the consummation of our initial public offering, multiplied by the initial public offering price, (b) for any acquisitions or offerings for common stock or operating partnership units after our initial public offering, the number of shares of common stock or operating partnership units issued in such acquisition or offering multiplied by the fair market value of one share of common stock on the date of such acquisition or offering, and (c) for any shares of common stock or operating partnership units issued in exchange for any assets contributed to us after our initial public offering, the number of shares of common stock or operating partnership units issued multiplied by the average fair market value of our common stock of the ten trading days immediately prior to the date of such contribution, divided by (2) the number of shares of common stock on a fully diluted basis, including the operating partnership units outstanding on the relevant date.

As of December 31, 2004, our Compensation Committee has allocated an aggregate of 665,346 of the shares of our common stock reserved under the long-term incentive bonus program to eligible participants selected by the Compensation Committee, or as the selected participants, and delivered a notification to each selected participant stating the number of shares of our common stock that have been reserved for issuance to such selected participant, or the total reserved amount, if we meet the return hurdle during the applicable performance periods. Such notifications denominate the total reserved amount in shares of our common stock, but the Compensation Committee has the discretion to grant awards to the selected participants in cash, shares of our common stock, LTIP units or other share-based form, upon the achievement of the return hurdle in the performance periods.

Each of the selected participants will be entitled to receive half of his or her total reserved amount if we meet the return hurdle for the one-year period beginning October 1, 2005 and such selected participant is employed through the end of this first performance period. Each of the selected participants will be entitled to the other half of his or her total reserved amount if we meet the return hurdle for the one-year period beginning on October 1, 2006 and such selected participant is employed through the end of this second performance period. Alternatively, if we do not meet the return hurdle for the one-year period beginning October 1, 2005, but we do meet the return hurdle for the two-year period beginning October 1, 2005 and a selected participant is employed through the end of this two-year period, such selected participant will be entitled to receive his or her total reserved amount.

For purposes of the 2004 financial statements included in the Form 10-K, our management made its best estimate of our performance during the performance periods, based on the facts and information currently available. On the basis of the foregoing, our management does not estimate that we will meet the return hurdle in either of these performance periods. If we do not meet the return hurdle during the performance periods, we will not grant any awards under this program to members of our management, other of our employees and the employees of NorthStar Capital who provide services to us.

The Compensation Committee allocated a number of shares of common stock to Messrs, Hamamoto, Scheetz, Chertok, Gilbert and McCready (as well as other eligible participants) upon the closing of our initial public offering in October 2004, which allocation was increased upon the exercise of the underwriters' overallotment option in November 2004. The table below indicates the amounts that such persons would be entitled to receive if the return hurdle described above is met in the two one-year performance periods described above. Although the threshold, target and maximum estimated future payouts listed below are denominated in a number of shares of our common stock, the awards may be granted in the form of cash, shares, LTIP units or other share-based form.

Long-Term Incentive Plan – Awards in Last Fiscal Year
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout(1)	Estimated future Payouts Under Non-Stock Price Based Plans
			Threshold (#)(2)	Target (#)	Maximum (#)
David T. Hamamoto	100,352.5	10/01/2005-09/30/2006	100,352.5	100.352.5	100.352.5
	100,352.5	10/01/2006-09/30/2007	100,352.5	100.352.5	100.352.5
W. Edward Scheetz	100,352.5	10/01/2005-09/30/2006	100,352.5	100.352.5	100.352.5
	100,352.5	10/01/2006-09/30/2007	100,352.5	100.352.5	100.352.5
Mark E. Chertok	25,140	10/01/2005-09/30/2006	25,140	25,140	25,140
	25,140	10/01/2006-09/30/2007	25,140	25,140	25,140
Daniel R. Gilbert	39,200	10/01/2005-09/30/2006	39,200	39,200	39,200
	39,200	10/01/2006-09/30/2007	39,200	39,200	39,200
Richard J. McCready	25,140	10/01/2005-09/30/2006	25,140	25,140	25,140
	25,140	10/01/2006-09/30/2007	25,140	25,140	25,140

(1)	If the return hurdle is not achieved in the one-year period beginning October 1, 2005 but is achieved in the two-year period beginning October 1, 2005 then each of the persons listed below will be entitled to receive the following threshold, target and maximum amounts, each of which is denominated in a number of shares of our common stock but is payable in cash shares of common stock, LTIP units or other share-based form, set forth opposite their name:

Name	Total Threshold/Target/ Maximum Amount
Mr. Hamamoto	200,705
Mr. Scheetz	200,705
Mr. Chertok	50,280
Mr. Gilbert	78,400
Mr. McCready	50,280

(2)	The persons listed above will not receive the threshold amount or any grant under the long term incentive bonus plan unless we meet the return hurdle described above in the relevant performance period listed in the table above.

If a change in control (as defined in the long-term incentive bonus program) occurs before a performance period has ended, the return hurdle described above will no longer be the measure of whether a selected participant would be entitled to receive the portion of the total reserved amount that may be granted for such performance period. Instead, it will be based on the value of our common stock on the date of the change in control. If the total return on one share of our common stock on the date of the change in control reflects an internal rate of return of 12.5% or more per year over the initial public offering price per share of common stock in this offering, each selected participant will be entitled to the portion of the total reserved amount that has not yet been granted to such selected participant. Total return is comprised of (1) the deemed value of one share of our common stock on the date of the change in control plus (2) the value of all dividends and distributions paid with respect to one share of our common stock from the closing of this offering until the date of the change in control. If a change in control occurs and this total return hurdle is not met, then the selected participants will not be entitled to receive any further amounts.

Mr. Wasterlain's Outperformance Bonus Plan

Mr. Wasterlain is eligible to receive incentive compensation equal to 15% of the net profits from our real estate securities business in excess of a 12% return on invested capital, or the bonus participation amount. We have the option of terminating this outperformance bonus plan at any time after October 29, 2007 by paying Mr. Wasterlain an amount based on the bonus participation amount at the time we exercise this plan termination election. If Mr. Wasterlain voluntarily terminates his employment with us prior to any exercise of our plan termination election, he will be eligible to continue to receive a portion of the bonus participation amount determined by applying a specified percentage to the then-current real estate securities fee streams and investments.

Beginning upon the earlier to occur of (1) October 29, 2007 or (2) the date of Mr. Wasterlain's termination of his employment with us without good reason, we will have the right to terminate this outperformance bonus plan within 45 days after the end of any fiscal quarter after such date or within 45 days after the date of Mr. Wasterlain's termination. Upon the date of our termination of this plan, Mr. Wasterlain shall be entitled to receive from us a payment equal to annualized net earnings from the real estate securities portfolio for the fiscal quarter preceding the plan termination election multiplied by the average of the funds from operations (FFO) trading multiple (the ratio of the fair market value of common equivalent shares as of the end of the relevant fiscal quarter to the adjusted FFO per share for the relevant fiscal quarter) for the four fiscal quarters preceding the plan termination election multiplied by 15%.

Following our exercise of the plan termination, the plan termination payment will vest over a term of three years following such exercise, subject to Mr. Wasterlain's continued employment with us after such exercise, and be payable in equal installments over such term as described below. The initial installment, representing 25% of the plan termination payment will be paid upon exercise of our plan termination and an additional 25% will be payable on the first, second and third anniversaries of such exercise, subject to Mr. Wasterlain's continued employment with us at the date of the relevant anniversary. If either a change of control occurs or we terminate Mr. Wasterlain for any reason other than for cause at any time following the exercise of our plan termination, any installments of the plan termination payment due but not yet paid to Mr. Wasterlain will become fully vested, but will continue to be paid over the three-year period following the exercise of our plan termination, as though Mr. Wasterlain continued to be employed by us.

See "Certain Relationships and Related Transactions — Distributions of Operating Partnership Units to Officers" for a description of Mr. Wasterlain's incentive compensation arrangement in NorthStar Capital's real estate securities business prior to its contribution to us.

Stock Incentive Plan

The NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan, or our stock incentive plan, has been adopted by our board of directors and approved by our sole stockholder prior to the consummation of our initial public offering. The stock incentive plan provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, stock, restricted stock and other equity-based awards, or any combination of the foregoing. The eligible participants of the stock incentive plan include our directors, officers, employees and co-employees of us and NorthStar Capital and employees of NorthStar Capital who provide services to us pursuant to the shared facilities and services agreement. An aggregate of 1,433,038 shares have been authorized and reserved for issuance under our stock incentive plan. Of this amount, an aggregate of 38,886 shares of our common stock have been issued under our stock incentive plan. The number of shares reserved under our stock incentive plan is also subject to equitable adjustment upon the occurrence of certain corporate events.

The stock incentive plan may be administered by either our board of directors or any committee appointed by our board of directors in accordance with the requirements of Section 162(m) of the Internal Revenue Code (but only to the extent necessary and desirable to satisfy the requirements of Section 162(m) of the Internal Revenue Code) and, to the extent applicable, Rule 16b-3 under the Exchange Act, the board or committee being referred to as the "plan administrator." Our board of directors has delegated authority to the Compensation Committee to act as the plan administrator. The plan administrator may interpret the stock incentive plan and may enact, amend and rescind rules, make all other determinations necessary or desirable for the administration of the stock incentive plan and generally determine the terms and conditions of awards granted under the stock incentive plan.

We may issue incentive stock options or non-qualified stock options under the stock incentive plan. The incentive stock options granted under the stock incentive plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. The option price of each stock option granted under the stock incentive plan will be determined by the plan administrator and must be at least equal to the par value of a share of common stock on the date the stock option is granted and, in the case of an incentive stock option, may be no less than the fair market value of the stock underlying the option as of the date the incentive stock option is granted.

Stock appreciation rights may be granted under the stock incentive plan either alone or in conjunction with all or part of any stock option granted under the stock incentive plan. A stock appreciation right granted under the stock incentive plan entitles its holder to receive per share, at the time of exercise, an amount in cash or stock (or a combination of cash and stock) equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator, with the plan administrator determining the form of payment.

Restricted common stock may be granted under the stock incentive plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted common stock. Participants with restricted common stock generally have all of the rights of a stockholder. If the performance goals or other restrictions are not attained, the participant will forfeit his or her shares of restricted common stock.

Other equity-based awards under the stock incentive plan will include grants of units of limited partnership interest in our operating partnership, which are structured as profits interests, or LTIP units. Each LTIP unit awarded will be deemed to be equivalent to an award of one share of our common stock reserved under our stock incentive plan. Each LTIP unit award will reduce the amount of our shares of common stock available for other equity awards on a one-for-one basis. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of LTIP units. If the performance goals or other restrictions are not attained, the participant will forfeit his or her LTIP units.

LTIP units, whether vested or not, will receive the same quarterly per unit distributions as common units of partnership interest in our operating partnership, which equal per share distributions on our common stock. Initially, LTIP units will not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events LTIP units may over time achieve full parity with common units of limited partnership interest in our operating partnership for all purposes, and therefore accrete to an economic value for participants' equivalent to our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be converted into an equal number of common units of our operating partnership at any time, and thereafter enjoy all the rights of common units of our operating partnership. Holders of common units of limited partnership interest in the operating partnership may elect to redeem their operating partnership units for cash or, at our election, an equivalent number of shares of our common stock, at any time beginning one year after the consummation of our initial public offering. However, there are circumstances under which the LTIP units will not achieve full parity with common units of limited partnership interest. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

The stock incentive plan provides for automatic annual grants of common stock to each of our non-employee directors of a number of shares having a value of approximately $25,000, and to our chairman of the board of a number of shares having a value of approximately $35,000. These annual automatic grants will be made on the first business day following each annual meeting of our stockholders. The stock incentive plan also provides for an initial automatic grant upon the consummation of our initial public offering to our non-employee directors or, for such non-employee directors elected after the offering, upon attending their first board meeting, of a number of shares of restricted common stock having a value of approximately $50,000. The stock incentive plan also provides for an initial automatic grant of a number of shares of restricted common stock having a value of approximately $100,000 to our chairman of the board upon consummation of our initial public offering. The stock incentive plan also provides that, subject to the procedures, terms and conditions established by the plan administrator, the non-employee directors may elect to receive other awards, including awards of LTIP units, with equivalent values in lieu of the annual and initial grants of common stock and restricted common stock. The annual grants will be fully vested on the date of grant, and the initial grants will vest as to one-third of the total amount granted on each of the first three anniversaries of the date of the grant.

The terms of the stock incentive plan provide that the plan administrator may amend, suspend or terminate the stock incentive plan at any time, but stockholder approval of any such action will be obtained if required to comply with applicable law. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent. The stock incentive plan will terminate on the tenth anniversary of the effectiveness of the registration statement of which this prospectus is a part.

Employment Agreements

Our chief executive officer, chief financial officer and two executive vice presidents, one of which is also our chief investment officer, have entered into employment agreements with us. For the purposes of this description, we refer to these individuals as the "executives." The agreements have three-year initial terms. Following the initial terms, the agreements automatically will extend on an annual basis for one additional year, unless notice not to renew an agreement is given 90 days prior to the expiration of its term.

The agreements provide that Mr. Hamamoto will receive an initial annual base salary of $400,000 per annum and that Messrs. Chertok, Wasterlain and Gilbert will each receive an initial annual base salary of $250,000 per annum. In subsequent years during the term, the base salary under each of the executive employment agreements will be subject to annual review and adjustment from time to time by the Compensation Committee of our board of directors. The agreements also provide that the executives will participate in an annual cash bonus plan. The annual cash bonus plan allows for a maximum bonus amount to be established by the Compensation Committee for each of our executive officers. The target amount of the bonus for the first year of the three year term of the employment for Mr. Hamamoto will be 175% of his base salary and the initial target amount of the bonus for each of the bonuses for Messrs. Chertok, Wasterlain and Gilbert will be 100% of their respective base salaries. The bonuses are determined based on individual and company performance with performance criteria that take into consideration our: (i) earnings per share; (ii) net earnings; (iii) net sales growth; (iv) net income (before taxes); (v) net operating profit; (vi) return measures (including, but not limited to, return on assets, capital, equity or sales); (vii) cash flow (including, but not limited to, operating cash flow and free cash flow); (viii) earnings before or after taxes, interest, depreciation, and/or amortization; (ix) productivity ratios; (x) share price (including, but not limited to, growth measures and total stockholder return); (xi) expense targets; (xii) operating efficiency; (xiii) working capital targets; (xiv) any combination of, or a specified increase in, any of the foregoing; and (xv) the formation of joint ventures or the completion of other corporate transactions. Pursuant to his employment agreement, Mr. Chertok received a bonus of $100,000 upon consummation of our initial public offering.

Payments made under the annual cash bonus plan will not fail to be deductible under Section 162(m) of the Internal Revenue Code for a period of time. Section 162(m) generally provides that publicly-held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. Certain performance-based compensation, however, is specifically exempt from the deduction limit pursuant to Section 162(m).

The agreements provide that each of the executives will receive severance payments in the event of termination of their employment by us (other than a termination for "cause," as defined in the agreements) or by the executives with "good reason" (also as defined in the agreements). These severance payments include continuation of annual base salary for two years following the date of termination of employment. In addition, the executives would receive a pro-rata bonus for the year in which such termination occurred.

If payments made to any of the executives under the agreements (or any other plans or agreements) are subject to excise tax under the provisions of Section 4999 of the Internal Revenue Code, the agreements provide that we will pay such executive an additional amount such that the amount retained by such executive would equal the net amount of payments which would have been received by him absent application of the excise tax.

Pursuant to the agreements, the executives agreed that, during their employment with us and for a period of one year following the termination of their employment, they will not solicit, directly or indirectly, any of our employees, officers, consultants or joint venture partners to terminate their employment or other relationships with us.

The agreements also provide that the executives may participate in our long-term incentive bonus program and stock incentive plan, each as described above.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Adamski and Sica and Ms. Hannaway, each of whom is an independent director. Mr. Adamski chairs our Compensation Committee. There are no Compensation Committee interlocks or employee participation on the Compensation Committee that require disclosure.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee (the "Compensation Committee") of the board of directors (the "Board of Directors") of NorthStar Realty Finance Corp., a Maryland corporation (the "Company"), does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically incorporates this report by reference therein.

The following report describes the Company's compensation policy, practice and philosophy, specifically regarding the Company's chief executive officer and other officers that are subject to the reporting requirements on Section 16 of the Exchange Act (collectively, the "Executive Officers"). We, the members of the Compensation Committee, are presenting this report, which provides an overview of compensation paid to the Executive Officers for the period from October 29, 2004, the date of the closing of the Company's initial public offering and the commencement of its operations, to December 31, 2004 (the "Post-IPO Period").

Committee Membership and Organization

The Compensation Committee currently consists of Mr. Adamski, the Chairperson of the Compensation Committee, Mr. Sica and Ms. Hannaway. The Board of Directors has determined that the members of the Compensation Committee meet (1) the independence requirements of the New York Stock Exchange, (2) the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Exchange Act and (3) the outside director definition in Section 162(m) of the Internal Revenue Code of 1986, as amended.

Purpose

The principal functions of the Compensation Committee are to:

•	determine the total compensation of the Company's chief executive officer;

•	review the proposals by the Company's chief executive officer with respect to the total compensation payable to the Company's other Executive Officers and approve the total compensation payable to such Executive Officers; and

•	administer the Company's stock incentive plans, including but not limited to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan (the "Omnibus Plan"); and

•	administer the Company's long-term incentive bonus plans, including but not limited to the NorthStar Realty Finance Corp. 2004 Long Term Incentive Bonus Plan (the "Incentive Plan") and the Real Estate Securities Outperformance Bonus Plan that is part of the executive employment agreement of Jean-Michel Wasterlain (the "Real Estate Securities Outperformance Bonus Plan").

Compensation Philosophy

The key components of compensation for the Company's Executive Officers are salary, cash bonuses and stock-based incentive awards under the Omnibus Plan and the Incentive Plan, including but not limited to units of limited partnership interest in NorthStar Realty Finance Limited Partnership which may be subject to vesting (the "LTIP Units"). Salary is generally based on factors such as an individual officer's level of responsibility, comparison to compensation of other officers in the Company and compensation provided at competitive companies and companies of similar size. Bonuses and stock-based awards are intended to reward exceptional performances. Benchmarks for determining base salary and bonus levels include targeted funds from operations levels, strength of the balance sheet and creation of stockholder value. Stock-based awards are also intended to increase an Executive Officer's interest in the Company's long-term success as measured by the market and book value of the Company's common stock.

The Real Estate Securities Outperformance Bonus Plan is based on a negotiated formula that permits Mr. Wasterlain to participate in the net profits of the Company's real estate securities investment business above a specified return hurdle. Any award under this plan may be awarded in cash, LTIP Units or shares of our common stock at the discretion of the Compensation Committee and, if awarded in share-based form, will be granted under the Omnibus Plan.

The Company's chief executive officer makes recommendations to the Compensation Committee with respect to the compensation of the Company's other Executive Officers. In addition, the Compensation Committee bases its decisions on the most recent publicly available compensation data for senior executive officers of comparable real estate investment trusts and finance companies, as well as various compensation studies and surveys, to ensure that compensation packages are in line with the Company's peer group and the real estate finance industry in general. While benchmarks and comparative market data are valuable tools to assist the Compensation Committee in setting reasonable and fair compensation for its Executive Officers, the stated philosophy of the Company's executive compensation program is to recognize individual contributions to the performance of the Company and to create a link between the performance of the Company's common stock and executive compensation.

The base salary of each of the Executive Officers was negotiated at the time each of those officers joined the Company and is a term of their respective executive employment agreements, each of which agreements were approved by the Compensation Committee on October 19, 2004. The Compensation Committee approves changes to each Executive Officer's base salary. The Compensation Committee considers individual performance, scope of responsibility, prior experience, breadth of knowledge and competitive pay practices. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

Pursuant to its charter, the Compensation Committee may retain, at the Company's expense, outside advisors to assist the committee in fulfilling its responsibilities to determine the Executive Officer compensation levels. The Compensation Committee and management have recently engaged a third-party compensation consulting firm to study the Company's executive compensation practices and to ensure that overall compensation for officers, employees and non-management directors is both competitive and designed to suit the Company's objectives.

Chief Executive Officer Compensation

In determining Mr. Hamamoto's compensation, the Compensation Committee members considered Mr. Hamamoto's performance. The categories upon which his performance was evaluated included: the Company's overall performance including growth in assets under management; and the Company's strategic positioning for future performance and growth. The Compensation Committee also considered Mr. Hamamoto's leadership, decision-making skills, experience and knowledge. In addition, the Compensation Committee reviewed and considered the recommendations of an independent compensation consultant retained by the Company's management in connection with the Company's initial public offering for the base salary, target cash bonus amount and the stock-based awards of the Company's chief executive officer and a survey of executive compensation practices of peer companies in the real estate finance industry. The Compensation Committee may place more relative weight on one or more of these factors and, generally, the Company's financial performance is given the most weight.

The Compensation Committee discussed matters affecting Mr. Hamamoto's compensation and compared it against a peer universe of real estate finance companies to determine whether the Company's executive compensation program is consistent with market practices linking pay to performance. The Compensation Committee authorized Mr. Hamamoto's compensation package for 2004, which included his base salary and cash bonus, each for the Post-IPO Period, a grant of LTIP Units pursuant to the Omnibus Plan and an allocation of shares of common stock pursuant to the Incentive Plan.

Compensation Committee:

William V. Adamski (Chairperson)
Judith A. Hannaway
Frank V. Sica

April 27, 2005

PERFORMANCE GRAPH

In accordance with SEC rules, this section entitled "Performance Graph" shall not be incorporated by reference into any of our future filings under the Securities Act or the Exchange Act, and shall not be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

Set forth below is a graph comparing the cumulative total stockholder return on shares of our common stock with the cumulative total return of the S&P 500 Index, the NAREIT All REIT Index and the Russell 2000 Index. The period shown commences on October 26, 2004, the date that our common stock began trading on the NYSE after it was first registered under Section 12 of the Exchange Act, and ends on December 31, 2004, the end of our most recently completed fiscal year. The graph assumes an investment of $100 on October 26, 2004 and the reinvestment of any dividends. The stock price performance shown on this graph is not necessarily indicative of future price performance. The information in the graph and the table below was obtained from SNL Financial LC, Charlottesville, VA© 2005.

Company or Index	As of October 26, 2004	As of December 31, 2004
North Star Realty Finance Corp.	$100	$130.86
S&P 500*	$100	$109.47
NAREIT All REIT Index	$100	$113.11
Russell 2000 Index	$100	$110.09

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005. Used with permission. All rights reserved. crsp.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 16, 2005, the total number and the percentage of shares of our common stock beneficially owned by:

•	each of our directors and each nominee for director;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The following table also sets forth how many shares of our common stock are beneficially owned by each person known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, in each case, based solely on, and as of the date of, such person's filing of a Schedule 13D or Schedule 13G with the SEC.

The information set forth below assumes that:

•	all of the conditions required for all LTIP units to be convertible into an equal number of operating partnership units have been satisfied and the LTIP units have been so converted; and

•	all operating partnership units, including operating partnership units issuable upon conversion of LTIP units, held by the persons described above are redeemed for shares of our common stock.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number (1)		Percentage (1)
Principal Stockholders:
NorthStar Capital Investment Corp.	3,608,615	(2)		14.5%
OppenheimerFunds, Inc.	2,250,000	(2)(3)		10.6%
Scott A. Bommer	2,128,500	(4)		10.0%
Simon Glick and Seymour Pluchenik	1,191,000	(5)		5.6%
Directors and Executive Officers(6):
David T. Hamamoto	1,207,696	(7)(8)(9)(10)	5.5	%(11)
W. Edward Scheetz	909,078	(7)(8)(9)(10)		4.1%
Mark E. Chertok	61,244	(9)(10)		*
Jean-Michel Wasterlain	259,120	(10)(12)		1.2%
Daniel R. Gilbert	88,861	(10)		*
Richard J. McCready	58,744	(9)(10)		*
William V. Adamski	5,555			*
Preston Butcher	5,555			*
Judith A. Hannaway	5,555			*
Wesley D. Minami	10,555			*
Frank V. Sica	55,555			*
All directors and officers as a group (11 persons)	2,667,518			10.0%

* Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. In addition, we have assumed that any operating partnership units, including LTIP units, beneficially owned by any of the persons listed in the table above have been redeemed for an equivalent number shares of our common stock and therefore have deemed such number of shares as outstanding for purposes of presenting the number and computing the percentage of shares of our common stock beneficially owned by such persons.

(2)	Includes 100 shares of our common stock and 3,608,515 operating partnership units, each of which are held by the NorthStar Partnership, L.P., the operating partnership of NorthStar

Capital Investment Corp. NorthStar Capital is the managing partner and the owner of approximately 77% of the outstanding partnership interests of NorthStar Partnership, L.P. Since 3,608,515 if the 3,608,615 shares reported as beneficially owned consist of operating partnership units which are not redeemable for shares of common stock within 60 days of the date here of, NorthStar Capital is not a greater than five percent beneficial owner of our common stock for purposes of Rule 13d-3 under the Exchange Act and therefore, has not yet filed a Schedule 13G. The beneficial ownership by Messrs. Hamamoto and Scheetz of a certain amount of securities beneficially owned by NorthStar Capital through their positions as co-chief executive officers of NorthStar Capital is discussed in footnote (7) below. Quantum Realty NS Holdings LLC has designated two members of the seven-person board of directors of NorthStar Capital and owns approximately 4.7% of the outstanding common stock of NorthStar Capital. Other than Messrs. Hamamoto and Scheetz and Quantum Realty NS Holdings L.L.C., NorthStar Capital has approximately 140 stockholders. None of these other stockholders has any controlling block of shares of common stock, any shareholder or voting agreements with NorthStar Capital or any right to designate members of the board of directors of NorthStar Capital. The address of NorthStar Capital is 527 Madison Avenue, New York, NY 10022.

(3)	Based on information included in the Schedule 13G filed jointly by OppenheimerFunds, Inc. and Oppenheimer Small Cap Value Fund on December 10, 2004. OppenheimerFunds has no sole voting power, no sole dispositive power and has shared dispositive power over 2,250,000 shares, over which it disclaims beneficial ownership pursuant to Rule 13d-4 of the Exchange Act. The address of OppenheimerFunds, Inc. is Two World Financial Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008. Oppenheimer Small Cap Value Fund is the beneficial owner of 2,000,000 shares of common stock and it has sole voting power and shared dispositive power over 2,000,000 of the 2,250,000 shares of common stock. Oppenheimer Small Cap Value Fund has no shared voting or sole dispositive power over such shares. The address of Oppenheimer Small Cap Value Fund is 6803 South Tucson Way, Centennial, CO 80112-3924.

(4)	Based on information included in the Schedule 13G filed by SAB Capital Partners, L.P., SAB Capital Partners II, L.P., SAB Capital Advisors, L.L.C., SAB Overseas Capital Management, L.P., SAB Capital Management, L.L.C. and Scott A. Bommer on November 5, 2004. Mr. Scott A. Bommer serves as the managing member of: (1) SAB Capital Advisors, L.L.C., a Delaware limited liability company (the General Partner"), the general partner of SAB Capital Partners, L.P., a Delaware limited partnership (SAB") and SAB Capital Partners II, L.P., a Delaware limited partnership (SAB II"); and (2) SAB Capital Management, L.L.C., a Delaware limited liability company (the IMGP"), the general partner of SAB Overseas Capital Management, L.P., a Delaware limited partnership (the Investment Manager"), which serves as investment manager to, and has investment discretion over the securities held by SAB Overseas Fund, Ltd., a Cayman Islands exempted company (SAB Overseas"). Mr. Bommer is the beneficial owner of 2,128,500 shares of common stock and has shared voting power and shared dispositive power over 2,128,500 shares of common stock. Mr. Bommer has no sole voting power and no sole dispositive power over such shares. The General Partner is the beneficial owner of 963,825 shares of common stock and has shared voting power and shared dispositive power over 963,825 shares of common stock. The General Partner has no sole voting power and no sole dispositive power over such shares. SAB I is the beneficial owner of 944,905 shares of common stock and has shared voting power and shared dispositive power over 944,905 shares of common stock. SAB has no sole voting power and no sole dispositive power over such shares. SAB II is the beneficial owner of 18,920 shares of common stock and has shared voting power and shared dispositive power over 18,920 shares of common stock. SAB II has no sole voting power and no sole dispositive power over such shares. Each of IMGP and the Investment Manager is the beneficial owner of 1,164,675 shares of common stock and has shared voting power and shared dispositive power over 1,164,675 shares of common stock. Each of IMGP and the Investment Manager has no sole voting power and no sole dispositive power over such shares. The address of all of the above persons is 712 Fifth Avenue, 42nd Floor, New York, NY 10019.

(5)	Based on information included in the Schedule 13G filed by Diaco Investments, L.P., Silk Partners, L.P., Siget, L.L.C., Simon Glick and Seymour Pluchenik on November 24, 2004. Messrs. Glick and Pluchenik serve as managing members of Siget, L.L.C., a Delaware limited liability company, the general partner of Diaco Investments, L.P., a Delaware limited partnership and Silk Partners, L.P., a Delaware limited partnership. Each of Messrs. Glick and Pluchenik and Siget is the beneficial owner of 1,191,000 shares of common stock and has shared voting power and shared dispositive power over 1,191,000 shares of common stock. Each of Messrs. Glick and Pluchenik and Siget has no sole voting power and no sole dispositive power over such shares. Diaco is the beneficial owner of 1,141,000 shares of common stock and has shared voting power and shared dispositive power over 1,141,000 shares of common stock. Diaco has no sole voting power and no sole dispositive power over such shares. Silk Partners is the beneficial owner of 50,000 shares of common stock and has shared voting power and shared dispositive power over 50,000 shares of common stock. Silk Partners has no sole voting power and no sole dispositive power over such shares. The address of all of the above persons is 1271 Avenue of the Americas, 48th Floor, New York, NY 10020.

(6)	The address of each of the directors and executive officers is 527 Madison Avenue, New York, NY 10022.

(7)	Mr. Hamamoto and Mr. Scheetz are co-chief executive officers and members of the board of directors of NorthStar Capital and each owns approximately 10.9% of the outstanding common stock of NorthStar Capital. Each of Messrs. Hamamoto and Scheetz owns approximately 6.6% of the outstanding partnership interests of NorthStar Partnership, L.P. Assuming redemption of all outstanding partnership interests of NorthStar Partnership, L.P. for shares of common stock of NorthStar Capital, each of them would own approximately 14.6% of the common stock of NorthStar Capital. By virtue of their positions as co-chief executive officers of NorthStar Capital, each of Messrs. Hamamoto and Scheetz may be deemed to have voting and/or investment power over the 3,608,515 operating partnerships units and 100 shares of common stock, each currently held by the NorthStar Partnership, L.P. and beneficially owned by NorthStar Capital. Each of Messrs. Hamamoto and Scheetz disclaims beneficial ownership of these operating partnership units, except to the extent of their indirect ownership interest in 526,476 and 526,203 of such operating partnership units, respectively, and 15 shares of our common stock as a result of their fully-diluted ownership interest in NorthStar Capital.

(8)	Includes the following number of shares of common stock held directly by the following individuals: Mr. Hamamoto—201,067; Mr. Scheetz—127,922; Mr. Chertok—5,000; and Mr. McCready—2,500.

(9)	Includes shares of common stock indirectly beneficially owned: Mr. Hamamoto—242,222; and Mr. Scheetz—29,022.

(10)	Includes the following number of LTIP units held directly to NRF Employee, LLC: Mr. Hamamoto—225,916; Mr. Scheetz—225,916; Mr. Chertok—56,244; Mr. Wasterlain—52,270; Mr. Gilbert—88,861; and Mr. McCready—56,244. Our Compensation Committee has granted an aggregate of 751,444 LTIP units directly to NRF Employee, LLC (the Employee LLC LTIP Units") pursuant to our stock incentive plan. One-twelfth of the Employee LLC LTIP Units vest as of the end of each of the 12 quarters during the three-year vesting period beginning on October 29, 2004. Each of the above-named persons has a membership interest in NRF Employee, LLC (the Employee LLC Interest") which entitles each of them to beneficial ownership of the amount of the Employee LLC LTIP units set forth opposite their names: Mr. Hamamoto— 225,916; Mr. Scheetz—225,916; Mr. Chertok—56,244; Mr. Wasterlain —52,270; Mr. Gilbert—88,861; and Mr. McCready—56,244. One-twelfth of the Employee LLC Interests vest as of the end of each of the 12 quarters during the three-year vesting period beginning October 29, 2004. Once a portion of such Employee LLC Interest is vested, each of the above-named persons may redeem the vested portion for an equivalent number of LTIP units.

(11)	Since 752,392 of 1,161,295 shares reported as beneficially owned consist of operating partnership units or LTIP units which are not redeemable for shares of common stock within 60 days of the date here of, Mr. Hamamoto is not a greater than five percent beneficial owner of our common stock for purposes of Rule 13d-3 under the Exchange Act and therefore, has not filed a Schedule 13G.

(12)	Includes 206,850 operating partnership units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

The chairman of our board of directors, Mr. Scheetz and our chief executive officer and president, Mr. Hamamoto also serve as co-chief executive officers of NorthStar Capital. Mr. McCready, our general counsel and secretary, also serves as chief operating officer and secretary of NorthStar Capital. Our other executive officers served as officers of NorthStar Capital until the closing of our initial public offering. At the time of the approval of the formation transactions described below, NorthStar Partnership, L.P., the operating partnership of NorthStar Capital was our sole stockholder. As a result of the relationships described above, the formation transactions were not negotiated at arm's length, and their terms may not be as favorable to us as if they were negotiated with an unaffiliated third party.

    Contribution Agreements

Upon the closing of our initial public offering in October 2004, certain subsidiaries of NorthStar Capital contributed their interests in NorthStar Capital 's subordinate real estate debt, real estate securities and net lease businesses, or the initial investments, to our operating partnership, NorthStar Realty Finance Limited Partnership, pursuant to several contribution agreements. In exchange for the contribution of the initial investments, our operating partnership:

•	issued an aggregate of approximately 4.71 million operating partnership units to the contributing subsidiaries of NorthStar Capital, valued at $42.4 million, representing an approximately 18.4% limited partnership interest in our operating partnership;

•	distributed approximately $36.1 million in cash to NorthStar Partnership; and

•	paid $880,000 for transfer taxes in connection with the contribution of initial investments relating to the New York property portfolio described below.

The contribution agreements contain representations and warranties concerning the ownership and terms of the initial investments to be contributed, including a representation that, to the contributor's knowledge, the initial investments are not subject to any material liabilities other than those that are disclosed in the contribution agreement, indemnification provisions and other customary matters. Each of the contributors and Presidio Capital Investment Company, LLC, the parent of the subsidiary of NorthStar Capital that contributed the initial investments in NorthStar Capital's real estate securities business, agreed to indemnify us and our operating partnership against any and all losses asserted against, imposed upon, resulting to or incurred by us, our operating partnership and our respective affiliates resulting from breaches of representations and warranties of the contributor occurring within 12 months of the contribution if written notice of a claim for indemnification is made within such 12-month period.

    ALGM Purchase and Sale Agreement

One of the initial investments contributed to our operating partnership upon the closing of our initial public offering was 97.5% of the membership interests in ALGM I Owners LLC, or ALGM. ALGM is the holder of certain fee and leasehold interests in a portfolio of retail and commercial properties located in New York City, or the New York property portfolio. We purchased the remaining 2.5% managing membership interest in ALGM from ALGM I Equity LLC, an affiliate of NorthStar Capital, with approximately $1.6 million of the net proceeds of our initial public offering. The agreement with ALGM I Equity LLC for the acquisition of this interest contains representations and warranties concerning the ownership and terms of the managing membership interest contributed, including a representation that, to the contributor's knowledge, the initial investments relating to the New York property portfolio are not subject to any material liabilities other than those that are disclosed in the contribution agreement, indemnification provisions and other customary matters.

Mr. Chertok, our chief financial officer owned 4.82% of the 2.5% managing membership interest in ALGM, or 0.12% of the total equity of ALGM I Equity LLC. In connection with the purchase of this outstanding interest, he received approximately $77,000 of the net proceeds of our initial public offering.

    Registration Rights Agreement

Beginning one year after the consummation of our initial public offering, each of the approximately 4.71 million operating partnership units that were issued to certain subsidiaries of NorthStar Capital in exchange for the contribution of the initial investments will be redeemable, at the option of the holder at any time thereafter, for cash or, at our election, shares of our common stock, generally on a one-for-one basis. We have agreed to file a shelf registration statement providing for the resale of the shares that may be issued upon redemption of these operating partnership units. Pursuant to the registration rights agreement, we have agreed to use our reasonable best efforts to:

•	file a shelf registration statement providing for the resale of the registrable shares with the SEC within 60 days after the first anniversary of the consummation of our initial public offering;

•	have such shelf registration statement declared effective by the SEC; and

•	maintain the effectiveness of the shelf registration statement until the later of the completion of the distribution of the registrable shares pursuant to the shelf registration statement or a piggyback registration as described below, or the date upon which the registrable shares become eligible for resale pursuant to Rule 144 or saleable, without restriction, pursuant to an available exemption from registration under the Securities Act.

The methods of resale by the holders of the registrable shares may include underwritten offerings. We have agreed to cooperate with the holders and the underwriters of one such offering of at least $10 million.

For a period of one year beginning on the effective date of the shelf registration statement, the holders will also have incidental or "piggyback" registration rights with respect to any registrable shares, subject to any volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised.

We will bear the expenses in connection with the registration of the registrable shares, except for the expenses of legal counsel to the persons exercising the registration rights and any underwriting commissions or transfer taxes relating to the sale of the registrable shares.

    Shared Facilities and Services Agreement

We have entered into an agreement with NorthStar Capital pursuant to which NorthStar Capital agreed to provide us, directly or through its subsidiaries, use of facilities and various services. The initial term of the agreement is for one year, with an option to renew for additional one-year periods upon the mutual agreement of NorthStar Capital and us, including a vote of the majority of our independent directors. After the initial one-year term, we may elect to discontinue receiving, and NorthStar Capital may elect to discontinue providing, any of the above facilities or services upon specified terms of notice. The agreement also contains provisions relating to termination, adjustment of fees and other customary matters. For additional information regarding the shared facilities and services agreement, see "Executive Compensation and Related Information—Shared Facilities and Services Agreement" above.

    Non-Competition Agreement

We and our operating partnership have entered into a non-competition agreement with NorthStar Capital and NorthStar Partnership pursuant to which NorthStar Capital and NorthStar Partnership have each agreed not to engage in the businesses of investing in net lease properties, subordinate real estate debt or real estate securities businesses or make significant investments in entities primarily engaged in these businesses, subject to specified exceptions, including an exception for all investments by Koll Development Company, during the term of the agreement. NorthStar Capital has also agreed not to solicit our executive officers to do anything in violation of NorthStar Capital's non-competition covenant or to terminate their employment with us or become employed by NorthStar Capital, if they are not already so employed, during the term of the agreement. The agreement may be terminated upon (1) mutual agreement of all parties thereto, (2) upon a merger of NorthStar Capital or NorthStar Partnership with another entity which results in (a) NorthStar Capital or NorthStar Partnership's equity owners holding less than 50% of the voting power of the surviving entity; (b) a change in the majority of the board of directors of NorthStar Capital, NorthStar Partnership or the surviving entity, as the case may be; (c) Messrs. Hamamoto and Scheetz cease to serve as the co-chief executive officers of NorthStar Capital; and (d) Mr. Hamamoto is no longer a senior executive officer of the entity surviving the merger; or (3) the later to occur of the date three years from the date of the agreement or the date that David Hamamoto is no longer a senior executive officer employed by both us and NorthStar Capital.

Transactions with Directors and Officers

    Distribution of Operating Partnership Units to Officers

On January 19, 2005, Mr. Wasterlain received 206,850 operating partnership units as part of NS Advisors Holdings LLC's pro rata distribution of 2,967,032 operating partnership units to its members. Upon the closing of our initial public offering, our operating partnership issued an aggregate of 2,967,032 operating partnership units to NS Advisors Holdings LLC in exchange for its contribution to our operating partnership of interests in NorthStar Capital's real estate securities business including 100% of the membership interests in NS Advisors LLC. In July 2002, Mr. Wasterlain was granted a 15% profit sharing interest in NS Advisors LLC which vested ratably over a three-year period from the date of grant. Immediately prior to the contribution of interests in NS Advisors LLC to our operating partnership, Mr. Wasterlain agreed to exchange his 15% profit sharing interest in NS Advisors LLC for a membership interest in NS Advisors Holdings LLC that entitled him to 206,850 of the operating partnership units issued to NS Advisors Holdings LLC in exchange for its contribution, subject to the same vesting terms of his profit sharing interest in NS Advisors LLC. Therefore, two-thirds of the 206,850 operating partnership units distributed to Mr. Wasterlain on January 19, 2005 were vested and the remaining one third will vest in July 2005. The 206,850 operating partnership units had a fair market value of $2,231,912 as of such date.

Upon the closing of our initial public offering, our operating partnership issued an aggregate of 564,617 operating partnership units to NorthStar Funding Managing Member Holdings LLC in exchange for its contribution of interests in NorthStar Capital's subordinate real estate debt business to our operating partnership. Immediately prior to this contribution, Peter W. Ahl and David G. King, Jr., each of whom are former employees of NorthStar Capital, agreed to exchange their respective profits interests in this business for membership interests in NorthStar Funding Managing Member Holdings LLC that entitled Mr. Ahl and Mr. King to 73,128 and 100,000, respectively, of the 564,617 operating partnership units issued to NorthStar Funding Managing Member Holdings LLC. On December 31, 2004, NorthStar Funding Managing Member Holdings LLC made a pro rata distribution of the 564,617 operating partnership units to its members and Messrs. Ahl and King received 73,128 and 100,000, respectively, of the operating partnership units.

    Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers which will require us to indemnify such directors and officers to the maximum extent permitted by Maryland law and pay such persons' expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Management and Advisory Fees

    Emmes Asset Management Co. LLC Fees

NorthStar Capital owns 49.94% of Emmes Asset Management Co. LLC, or Emmes. Emmes manages the retail and commercial properties in the New York property portfolio pursuant to an asset management agreement with ALGM. The asset management agreement in effect until December 28,

2004 provided that ALGM pay Emmes an annual fee equal to 1.5% of the sum of: (i) the aggregate capital contributed by members of ALGM and (ii) the principal indebtedness from borrowed funds, less any dispositions of property. This fee was payable quarterly in advance. In the event that available cash was insufficient to pay the asset management fee in full, ALGM agreed that from time to time it would cause the members to contribute additional capital. The asset management agreement was terminable by ALGM upon 10 days notice. On December 28, 2004, ALGM terminated this agreement with Emmes and paid a contractual termination payment equal to two quarters of payments of the annual fee of approximately $760,000, or $385,000. Total fees incurred under the prior asset management agreement for the Post-IPO Period were $516,000, including a termination payment of $385,000.

On December 28, 2004, ALGM and Emmes entered into a new asset management agreement which is cancelable on 30 days notice by ALGM. The annual fee thereunder is equal to 3.5% of gross collections from tenants of the properties owned by ALGM not to exceed $350,000 or be less than $300,000 per year, subject to certain provisions. Total fees and expense reimbursements paid by ALGM to Emmes amounted to $1,253,000, $834,000 and $904,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

    NorthStar Funding LLC Fees

In 2001, our predecessor entered into an advisory agreement with NorthStar Funding LLC, or the NSF Venture, pursuant to which it receives as compensation for its management of investments of the NSF Venture an advisory fee equal to 1% per annum of the capital invested by the NSF Venture. Additionally, NorthStar Funding Managing Member LLC is entitled to an incentive profit participation equal to 10% of the profit after a minimum required return on the NSF Venture's capital and a return of and on capital based upon the operating performance of the NSF Venture's investments. Prior to the contribution of the initial investments to our operating partnership and the related initial public offering transactions, NorthStar Funding Managing Member LLC received 75% of this incentive profit participation equal to 10% of the profit after a minimum required return on NSF Venture's capital and a return of and on capital based on the operating performance of the NSF Venture's investments. The Company and our predecessor earned and recognized advisory fees from the NSF Venture of approximately $192,000, $876,000, $522,000 and $8,000 for the periods October 29 to December 31, 2004 and January 1 to October 28, 2004, respectively, and the year ended December 31, 2003 and 2002, respectively. The Company and our predecessor received combined profit participation distributions of $227,000 during the year ended December 31, 2004. Because such distributions may have to be refunded, no profit participation distributions were recognized as income pursuant to Method 1 of Emerging Issues Task Force Topic D-96.

    CDO I and CDO II Advisory Fees

In August 2003, NorthStar Capital completed its first investment grade CDO issuance through N-Star Real Estate CDO I Ltd., or CDO I. In July 2004, NorthStar Capital completed its second investment grade CDO issuance through N-Star Real Estate CDO II Ltd., or CDO II. In August 2003 and July 2004, CDO I and CDO II, respectively, entered into agreements with NS Advisors LLC to perform certain advisory services. Subsidiaries of NorthStar Capital contributed 83% of the equity of CDO I and 100% of the equity of CDO II and NS Advisors LLC to our operating partnership upon the closing of our initial public offering. NS Advisors LLC earned total fees of approximately $471,000 and $1,595,000 for the Post-IPO Period and January 1 to October 28, 2004, respectively. NS Advisors LLC also earned advisory fees of $504,000 for the year ended December 31, 2003. In addition, NS Advisors LLC earned structuring fees of $500,000 in connection with the closing of CDO I and CDO II for the year ended December 31, 2004 and 2003, respectively. In March 2005, we completed a third investment grade CDO issuance through N-Star Real Estate CDO III, Ltd., or CDO III. NS Advisors LLC earned a structuring fee of $500,000 in connection with the closing of CDO III.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee (the "Audit Committee") of the board of directors (the "Board of Directors") of NorthStar Realty Finance Corp., a Maryland corporation (the "Company"), does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee operates under a written charter adopted by the Board of Directors, consistent with the corporate governance rules of the Securities and Exchange Commission and the New York Stock Exchange. A copy of the charter is included as Appendix A to this proxy statement. The Board of Directors has determined that all members of the Audit Committee meet the independence standards established by the New York Stock Exchange.

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Company's management has the primary responsibility for the preparation of the financial statements and the reporting process, including maintaining a system of internal controls over financial reporting and disclosure controls and procedures. We are directly responsible for the appointment, compensation, retention, oversight and termination of the Company's independent auditors. On May 24, 2005, the Audit Committee appointed Grant Thornton LLP, an independent registered public accounting firm as the Company's independent auditors for the fiscal year ending December 31, 2005. The independent auditors are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of (1) the integrity of the Company's financial statements, (2) the Company's independent auditors' qualifications and independence, (3) the performance of the Company's independent auditors and the Company's internal audit function and (4) the Company's compliance with legal and regulatory requirements.

In discharging its oversight role, the Audit Committee reviewed and discussed with the Company's management and Ernst & Young LLP, the Company's independent auditors for the fiscal year ended December 31, 2004, the audited financial statements to be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices and the reasonableness of significant judgments. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with Ernst & Young LLP its independence from the Company and the Company's management, and Ernst & Young LLP provided to the Audit Committee the written disclosures and letter required from the independent auditors by the Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees.

The Audit Committee discussed with the Company's internal auditor and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls over financial reporting, and the overall quality of the Company's financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2004 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 which is filed with the SEC. The Board of Directors approved this recommendation.

Audit Committee:

Wesley D. Minami (Chairperson)
William V. Adamski
Judith A. Hannaway

INDEPENDENT ACCOUNTANTS

Independent Accountants' Fees

Aggregate fees for professional services rendered for the Company and its predecessor, NorthStar Realty Finance Corp. Predecessor (the "Predecessor") by Ernst & Young LLP and its affiliates for the fiscal years ended December 31, 2004 and December 31, 2003 were as follows:

Type of Fee	2004	2003
Audit Fees	$3,734,062	$1,394,894
Audit-Related Fees	0	0
Tax Fees	12,000	19,545
All Other Fees	0	0
Total	$3,746,062	$1,414,439

Audit Fees billed were for professional services rendered for the audit of (a) the Company's consolidated financial statements as of December 31, 2004 and for the period from October 29, 2004 to December 31, 2004 ($1,065,000), (b) the Predecessor's combined financial statements as of December 31, 2003 and 2002, for the three year period ended December 31, 2003 and for the period from January 1, 2004 to October 28, 2004 ($3,215,000), (c) ALGM I Owners LLC's consolidated financial statements as of December 31, 2004, 2003 and 2002 and for the three year period ended December 31, 2004 ($314,000), and (d) NorthStar Funding LLC's financial statements as of December 31, 2004, 2003 and 2002 and for the three year period ended December 31, 2004 ($153,000), for the quarterly review of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 ($349,000), and the balance for other attest services, including issuance of consents and review of the Company's registration statement on Form S-11 and other documents filed by the Company with the SEC in connection with its initial public offering for those fiscal years.

Tax Fees for the fiscal years ended December 31, 2004 and December 31, 2003 were for tax compliance services.

No Audit-Related or All Other Fees were incurred for the fiscal years ended December 31, 2004 and December 31, 2003.

Audit Committee Pre-Approval Policy

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any audit and non-audit services to be performed by Ernst & Young LLP to ensure that the work does not compromise its independence in performing audit services. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. The Audit Committee annually reviews and pre-approves all audit, audit-related, tax and all other services that are performed by the Company's independent registered public accounting firm. The Audit Committee approved all of the audit and tax services listed in the table above.

In some cases, the Audit Committee pre-approves the provision of a particular category or group of services for up to a year, subject to a specific budget. In other cases, one or more of the members of the Audit Committee have the delegated authority from the Audit Committee to pre-approve services, and such pre-approvals are then communicated to the full Audit Committee.

Change in Accountants

On May 19, 2005, the Company, acting on the approval of the Audit Committee, dismissed Ernst & Young LLP as the Company's principal accountants. Also, on May 19, 2005, the Audit Committee appointed Grant Thornton LLP as the principal accountants to audit the consolidated financial statements of the Company for fiscal year 2005.

Ernst & Young LLP was the independent registered public accounting firm engaged as the principal accountant to audit (1) the consolidated financial statements of the Company for the period October 29, 2004 to December 31, 2004, (2) the combined financial statements of NorthStar Realty Finance Corp. Predecessor (the "Predecessor"), a combination of controlling and non-controlling interests of NorthStar Capital Investment Corp. in entities representing the initial portfolio of real estate-related investments contributed to the Company on October 29, 2004, the date of the Company's commencement of independent operations, for the two years ended December 31, 2003 and for the period January 1, 2004 to October 28, 2004, (3) the consolidated financial statements of ALGM I Owners LLC ("ALGM"), a current majority-owned subsidiary of the Company and a former majority-owned subsidiary of the Predecessor, for the three years ended December 31, 2004, and (4) the financial statements of NorthStar Funding LLC ("NS Funding"), a current unconsolidated venture of the Company and a former uncombined venture of the Predecessor, for the three years ended December 31, 2004.

The reports of Ernst & Young LLP on the financial statements of the Company, Predecessor, ALGM, and NS Funding for the periods described in the paragraph above did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the periods described above of each of the Company, the Predecessor, ALGM and NS Funding and from January 1, 2005 through May 19, 2005, the date of Ernst & Young LLP's dismissal, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in connection with their report on the financial statements of the Company, the Predecessor, ALGM or NS Funding for such years or interim period.

During the periods described above of each of the Company, the Predecessor, ALGM and NS Funding and from January 1, 2005 through May 19, 2005, there have been no "reportable events," as such term is defined in Item 304(a)(1)(v)of Regulation S-K of the Securities and Exchange Commission ("Item 304(a)"), except that: (i) during the course of its review in December 2004 of the financial statements to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, Ernst & Young LLP (a) provided a management letter to the Company's management and Audit Committee which indicated that the Company had certain significant deficiencies in its internal controls, and (b) orally advised the Company that when these significant deficiencies were considered in combination, they constituted a material weakness in internal controls, and (ii) in connection with its audit of the Company's financial statements for the year ending December 31, 2004, Ernst & Young LLP issued a management letter to the Company, dated as of March 30, 2005 and presented to the Audit Committee on April 21, 2005, reiterating that, as of December 31, 2004, it had noted certain matters involving internal controls that it considered significant deficiencies and that the combination of these significant deficiencies constituted a material weakness in internal controls. The Company included a summary of these significant deficiencies, as well as remedial measures undertaken by the Company, in (1) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on December 30, 2004, (2) the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed on April 1, 2005, and (3) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005. The Company has authorized Ernst & Young LLP to discuss the matters described in this paragraph with Grant Thornton LLP.

The Company requested that Ernst & Young LLP furnish the Company with a letter, addressed to the SEC, stating whether it agrees with the above statements which were included in the Form 8-K filed by the Company with the SEC on May 24, 2005 in order to report this change in principal accountants, and, if not, stating the respects in which it does not agree. Ernst & Young LLP furnished the Company with a letter, dated May 24, 2005, addressed to the SEC stating that it agrees with the statements made by the Company in such Form 8-K. A copy of this letter was filed as an exhibit to such Form 8-K.

On May 19, 2005, the Audit Committee appointed Grant Thornton LLP as principal accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2005. Grant Thornton LLP will review the Company's consolidated financial statements for the quarter ending June 30, 2005.

During the periods described above of each of the Company, the Predecessor, ALGM and NS Funding and from January 1, 2005 through May 19, 2005, none of the Company, the Predecessor or any of their respective subsidiaries consulted with Grant Thornton LLP with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company, the Predecessor or any of their respective subsidiaries' financial statements, or (b) any matter that was the subject of a "disagreement" or a "reportable event", as each such term is used in Item 304(a).

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The board of directors, following the recommendation of the Nominating and Corporate Governance Committee, has recommended that Messrs. Adamski, Butcher, Hamamoto, Minami, Scheetz and Sica and Ms. Hannaway, be elected to serve on the board of directors, each until the annual meeting of stockholders for 2006 and until his or her successor is duly elected and qualifies. For certain information regarding each nominee, see "Board of Directors" above.

Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, either nominee should become unavailable to serve, the shares of our common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the board of directors, unless the board of directors determines to reduce the number of directors in accordance with the Company's charter and bylaws.

Election of the director nominees named in this proposal requires the affirmative vote of a plurality of the shares of our common stock cast in the election of directors at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the board of directors' nominees. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors. A vote "withheld" from a director nominee will have no effect on the outcome of the vote because a plurality of the votes cast at the annual meeting is required for the election of each director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT AUDITORS

The Audit Committee of our board of directors has appointed Grant Thornton LLP as our independent auditors for the year ending December 31, 2005. The board has endorsed this appointment. A representative of Grant Thornton LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended December 31, 2004 and December 31, 2003. A representative of Ernst & Young LLP is not expected to attend the annual meeting.

Stockholder ratification of the selection of Grant Thornton LLP as our independent auditors is not required by our bylaws or otherwise. However, the board is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate governance. Ratification of the selection of Grant Thornton LLP as our independent auditors for fiscal year 2005 requires the affirmative vote of a majority of the shares of our common stock cast on the proposal at the annual meeting.

If this selection is not ratified by our stockholders, the Audit Committee and the board may reconsider its recommendation and endorsement, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION
OF THE SELECTION OF GRANT THORNTON LLP AS OUR
INDEPENDENT AUDITORS FOR FISCAL YEAR 2005.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2006

Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by our Nominating and Corporate Governance Committee and our board. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2006 annual meeting of stockholders if they are received by the Company on or before January 26, 2006. Stockholder proposals must be directed to the Secretary of NorthStar Realty Finance Corp., at 527 Madison Avenue, 16th Floor, New York, New York 10022. In order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by NorthStar within the timeframe for submission of stockholder proposals and director nominations under our current bylaws. In order for a proposal to be "timely" under our bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act and director nominations must be submitted not later than February 25, 2006 and not earlier than January 26, 2006; provided, however, in the event that mailing of the notice for the 2006 annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after May 26, 2006, for a stockholder proposal to be timely it must be submitted not earlier than the 120th day prior to the date that mailing of the notice for such meeting is first made and not later than the close of business on the later of (1) the 90th day prior to the date that mailing of the notice for such meeting is first made or (2) the tenth day following the date on which public announcement of the date of the 2006 annual meeting of stockholders is first made.

OTHER MATTERS

Our board knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares of common stock they represent in accordance with their discretion.

By Order of the Board of Directors,
Richard J. McCready General Counsel and Secretary

May 25, 2005

New York, New York

APPENDIX A

NORTHSTAR REALTY FINANCE CORP.

AUDIT COMMITTEE CHARTER

(As adopted in full by the Audit Committee and the Board of Directors on October 19, 2004)

The Audit Committee of the Board of Directors (the "Committee") of NORTHSTAR REALTY FINANCE CORP. (the "Company") monitors the integrity of the financial statements of the Company and the qualifications, independence and performance of the independent auditors. Additionally, the Committee has oversight responsibility for the performance of the Company's internal audit function and compliance with legal and regulatory requirements.

PURPOSE

The Committee is appointed by the Board of Directors (the "Board") to assist the Board in its oversight of (1) the integrity of the Company's financial statements and its financial reporting and disclosure practices, (2) the soundness of the Company's systems of internal controls regarding finance and accounting compliance, (3) the independence and qualifications of the Company's independent auditors, (4) the performance of the Company's internal audit function and its independent auditors, (5) the Company's compliance with legal and regulatory requirements, and (6) the soundness of the Company's Code of Conduct.

The Committee shall prepare the Committee Report (the "Report") required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's proxy statement for its annual meeting of shareholders.

COMMITTEE MEMBERSHIP

The Committee shall consist of at least three Directors. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission. At least one member of the Committee must be designated by the Board to be the "audit committee financial expert," as defined by the Commission pursuant to the Sarbanes-Oxley Act of 2002 (the "Act"). The simultaneous service on the audit committees of more than two other public companies requires a Board determination that such simultaneous service does not impair the ability of such member to effectively serve on the Company's Committee. Any such determination must be disclosed in the Company's annual proxy statement.

The members of the Committee shall be appointed by the Board on the recommendation of the Directors and Governance Committee, with one of the members appointed as Committee Chair. Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically in separate executive sessions with each of management, the Company's independent auditors and the persons responsible for the Company's internal audit function. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Minutes of each meeting shall be taken and recorded.

A majority of the members of the Committee shall constitute a quorum. The Board shall designate a member of the Committee as its chairperson. The Committee may act by a majority of the members present at a duly convened meeting of the Committee or by unanimous written consent. In the event of a tie vote on an issue, the chairperson's vote shall decide the issue. The Committee may delegate some or all of its duties to a subcommittee comprising one or more members of the Committee.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Committee shall perform the duties assigned to it by the Company's Bylaws and by the Board of Directors.

The Committee shall have the sole authority to appoint or replace the independent auditors (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors are ultimately accountable to the Committee and the Board of Directors and shall report directly to the Committee.

The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which should be approved by the Committee prior to the completion of the audit. Non-audit services need not be approved in advance only if (a) the aggregate amount of all such non-audit services are not more than 5% of all amounts paid to the independent auditors during the fiscal year, (b) they were not recognized to be non-audit services at the time of the engagement and (c) they are promptly brought to the attention of the Committee and approved prior to the completion of the audit.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report.

The Committee shall report regularly to the Board, including with respect to any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors or the performance of the internal audit function.

FINANCIAL STATEMENT AND DISCLOSURE MATTERS

The Committee, to the extent it deems necessary or appropriate, shall:

(3)    Review and discuss the Company's quarterly financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations", with management and the independent auditors prior to the filing of the Company's quarterly report on Form 10-Q, including a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61"), as amended.

(4)    Review and discuss the Company's annual financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations", with management and the independent auditors prior to the filing of the Company's annual report on Form 10-K, including a discussion with the independent auditors of the matters required to be discussed by SAS No. 61, as amended.

(5)    Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

(6)    Review and discuss with management, the Company's independent auditors and the persons responsible for the Company's internal audit function, quarterly reports from the independent auditors on:

(a)	all critical accounting policies and practices to be used,

(b)	significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles ("GAAP") that have been discussed with management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditors,

(c)	any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences, and

(d)	any material financial arrangements of the Company which do not appear on the financial statements of the Company.

(7)    Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made) rather than specifically as to individual press releases, analysts, and rating agencies.

(8)    Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(9)    Review disclosures made to the Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

(10)    Discuss with management and the relevant persons or departments of the Company, including the persons responsible for the Company's internal audit function, the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

(11)    Resolve any disagreements between management and the independent auditors regarding financial reporting.

(12)    Discuss with management and the independent auditors the effect of applicable regulations and accounting profession initiatives as well as off-balance sheet structures on the Company's financial statements.

(13)    Prepare the report required by the rules of the Commission to be included in the Company's annual proxy statement.

OVERSIGHT OF THE COMPANY'S RELATIONSHIP WITH THE INDEPENDENT AUDITORS

The Committee, to the extent it deems necessary or appropriate, shall:

1.	Review the performance of the Company's independent auditors, including the lead partner of the independent auditors, and, in its sole discretion (subject, if applicable, to shareholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant.

2.	Obtain and review a report from the independent auditors at least annually regarding:

a.	the independent auditors' internal quality-control procedures,

b.	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors,

c.	any steps taken to deal with any such issues, and

d.	all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors' quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors' independence, and taking into account the opinions of management and the persons responsible for the Company's internal audit function. The Committee shall present its conclusions with respect to the independent auditors to the Board.

3.	Set clear Company hiring policies for employees or former employees of the independent auditors. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Company if the CEO, controller, CFO, chief accounting officer or any person serving in an equivalent capacity for the Company was employed by such accounting firm and participated in the audit of the Company within one year of the initiation of the current audit.

4.	Evaluate the independence of the Company's independent auditors by, among other things:

a.	monitoring compliance by the Company's independent auditors with the audit partner rotation requirements contained in the Act and the rules and regulations promulgated by the Commission thereunder,

b.	monitoring compliance by the Company of the employee conflict of interest requirements contained in the Act and the rules and regulations promulgated by the Commission thereunder, and

c.	engaging in a dialogue with the independent auditors to confirm that audit partner compensation is consistent with applicable Commission rules.

5.	Meet with the independent auditors prior to the audit to discuss the planning and staffing of the audit.

OVERSIGHT OF THE COMPANY'S INTERNAL AUDIT FUNCTION

The Committee, to the extent it deems necessary or appropriate, shall:

1.	Review the appointment and replacement of the persons responsible for the Company's internal audit function.

2.	Review the significant issues raised in reports to management prepared by the persons responsible for the Company's internal audit function and management's responses.

3.	Review at least annually the internal audit personnel and the mission, responsibilities, independence, budget and staffing and any recommended changes in the planned scope of the internal audit.

4.	Review the Committee's level of involvement and interaction with the Company's internal audit function, including the Committee's line of authority and role in appointing and compensating the persons responsible for the Company's internal audit function.

5.	Approve any recommendation to outsource the internal audit function to an external firm prior to management's implementation of that recommendation.

6.	Review the Company's policies relating to the ethical handling of conflicts of interest and review past or proposed transactions between the Company and members of management. The Committee shall consider the results of any review of these policies and procedures by the Company's independent auditors.

COMPLIANCE OVERSIGHT RESPONSIBILITIES

The Committee, to the extent it deems necessary or appropriate, shall:

1.	Meet periodically with the Company's general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Company and (ii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Company or any of its directors, officers, employees or agents or breaches of fiduciary duty to the Company.

2.	Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated. Section 10A(b) relates to illegal acts that have come to the attention of the independent auditors during the course of the audit.

3.	Obtain reports from management, the persons responsible for the Company's internal audit function and the independent auditors concerning whether the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

4.	Establish procedures for the receipt, retention and treatment of reports of evidence of a material violation made by attorneys appearing and practicing before the Commission in the representation of the Company or any of its subsidiaries, or reports made by the Company's chief executive officer or general counsel in relation thereto.

5.	Review with management the progress and results of all internal audit projects, and, when deemed necessary or appropriate by the Committee, direct the Company's chief executive officer to assign additional internal audit projects to the persons responsible for the Company's internal audit function.

6.	Review with management the Company's administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies.

7.	Receive periodic reports from the Company's independent auditors, management and the persons responsible for the Company's internal audit function to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company.

8.	Review and discuss with the independent auditors the results of the year-end audit of the Company, including any comments or recommendations of the Company's independent auditors and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Company's financial statements should be included in the Annual Report on Form 10-K.

9.	Establish and maintain free and open means of communication between and among the Committee, the Company's independent auditors, management and the persons responsible for the Company's internal audit function, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis.

10.	Establish and implement procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

11.	Review the reports that result from the examinations of the Company conducted by federal or state regulatory agencies or rating agencies.

12.	Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

13.	Report regularly to the Board on its activities, as appropriate. In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

14.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

OUTSIDE COUNSEL OR OTHER CONSULTANTS

In connection with its duties and responsibilities, the Committee shall have the authority to retain outside legal, accounting or other advisors, including the authority to approve the fees payable by the Company to such advisors and other retention terms.

LIMITATION OF AUDIT COMMITTEE'S ROLE

The Committee's role is one of oversight. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. Management is responsible for the fair presentation of the information set forth in the financial statements in conformity with GAAP. The independent auditors' responsibility is to provide their opinion, based on their audits, that the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with GAAP. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in conformity with GAAP. Further, it is not the duty of the Committee to assure compliance with applicable laws and regulations or the Company's Code of Conduct.

ANNUAL REVIEW OF THE CHARTER AND PERFORMANCE

The Committee shall annually review its performance. The evaluation shall address all matters that the Committee considers relevant to its performance, including a review and assessment of the adequacy of this Charter, and shall be conducted in such manner as the Committee deems appropriate.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter.

FORM OF PROXY CARD

NORTHSTAR REALTY FINANCE CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2005

The undersigned stockholder of NorthStar Realty Finance Corp., a Maryland corporation (the "Company"), hereby appoints Mark E. Chertok and Richard J. McCready, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held on June 23, 2005 at 10:00 a.m., local time, at the New York Palace Hotel at 455 Madison Avenue, 5th Floor—Winslow Room, New York, New York, and any postponements or adjournments thereof, and to vote all shares of voting securities of the Company which the undersigned would be entitled to vote if personally present thereat, with all powers that the undersigned would have if personally present thereat.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is executed but no instruction is given, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposal 2. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

*************

ANNUAL MEETING OF STOCKHOLDERS OF

NORTHSTAR REALTY FINANCE CORP.

Please date, sign and mail your proxy card in the envelope provided as soon as possible

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

Proposal 1.	Election of directors to serve on the Company's Board of Directors.

Nominees:

William V. Adamski

Preston Butcher

David T. Hamamoto

Judith A. Hannaway

Wesley D. Minami

W. Edward Scheetz

Frank V. Sica

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:    To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here

Proposal 2.	Ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for fiscal year 2005.

FOR	AGAINST	ABSTAIN

Proposal 3.	To vote and otherwise represent the undersigned on any other matter that properly comes before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

This proxy, when properly executed, will be voted in the manner directed below. If this proxy is executed but no instruction is given, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposal 2. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

The undersigned hereby acknowledges receipt of the Company's Annual Report to Stockholders for the year ended December 31, 2004 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:    Please sign exactly as your name or name(s) appear on this Proxy. When shares are held jointly, each holders should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.